EXECUTION COPY








                          AGREEMENT AND PLAN OF MERGER


                            dated as of July 31, 2007


                                  by and among


                                NEWS CORPORATION,


                                 RUBY NEWCO LLC,


                             DOW JONES & CO., INC.,


                                       AND


                         DIAMOND MERGER SUB CORPORATION

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                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----


                                ARTICLE I

                     THE CONTRIBUTION AND THE MERGER

Section 1.1   Closing..........................................................2
Section 1.2   The Contribution.................................................2
Section 1.3   The Merger.......................................................2
Section 1.4   Certificate of Incorporation and Bylaws..........................2
Section 1.5   Directors of Ruby and Directors and Officers of the Surviving
              Corporation......................................................3

                               ARTICLE II

                        CONVERSION OF SECURITIES

Section 2.1   Effect on Diamond and Merger Sub Stock...........................3
Section 2.2   Diamond Stock Options; Restricted Stock Units; Contingent
              Stock Rights.....................................................7
Section 2.3   Exchange of and Payment for Securities..........................12
Section 2.4   No Fractional Ruby Newco Class B Units..........................14
Section 2.5   Adjustments to Prevent Dilution.................................14
Section 2.6   Lost Certificates...............................................14
Section 2.7   Withholding Rights..............................................15
Section 2.8   Further Assurances..............................................15

                               ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF DIAMOND

Section 3.1   Organization and Good Standing..................................16
Section 3.2   Diamond Subsidiaries............................................16
Section 3.3   Capitalization..................................................17
Section 3.4   Authority; No Violations........................................19
Section 3.5   Governmental Approvals and Notices..............................20
Section 3.6   Diamond SEC Documents; Financial Statements.....................21
Section 3.7   Absence of Certain Changes......................................23
Section 3.8   No Undisclosed Liabilities......................................23
Section 3.9   Compliance with Applicable Laws.................................23
Section 3.10  Litigation......................................................24
Section 3.11  Taxes...........................................................24
Section 3.12  Pension and Benefit Plans; ERISA................................25
Section 3.13  Labor...........................................................26

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Section 3.14  Intellectual Property...........................................28
Section 3.15  Environmental Matters...........................................28
Section 3.16  Material Contracts..............................................30
Section 3.17  Related Party Transactions......................................30
Section 3.18  Opinion of Financial Advisor....................................30
Section 3.19  Brokers.........................................................30
Section 3.20  Inapplicability of Takeover Statutes............................30
Section 3.21  Proxy Statement; Registration Statement.........................31
Section 3.22  Real Estate.....................................................31

                               ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF RUBY

Section 4.1   Organization and Good Standing..................................32
Section 4.2   Capitalization..................................................32
Section 4.3   Authority; No Violations........................................33
Section 4.4   Governmental Approvals and Notices..............................34
Section 4.5   Ruby SEC Documents; Financial Statements........................34
Section 4.6   Litigation......................................................35
Section 4.7   Ruby Newco; Merger Sub..........................................35
Section 4.8   Brokers.........................................................35
Section 4.9   Financing.......................................................36
Section 4.10  Proxy Statement; Registration Statement.........................36
Section 4.11  Absence of Certain Changes......................................36

                                ARTICLE V

                                COVENANTS

Section 5.1   Conduct of Business of Diamond..................................36
Section 5.2   Preparation of Registration Statement and Proxy Statement;
              Diamond Stockholder Meeting.....................................40
Section 5.3   No Solicitation.................................................42
Section 5.4   Access to Information; Cooperation..............................45
Section 5.5   Commitment to Closing...........................................46
Section 5.6   Tax Matters.....................................................48
Section 5.7   Public Announcements............................................49
Section 5.8   Employee Arrangements...........................................50
Section 5.9   Director and Officer Liability..................................52
Section 5.10  Notices of Certain Events.......................................54
Section 5.11  Editorial Agreement; Special Committee..........................54
Section 5.12  Stockholder Litigation..........................................55
Section 5.13  Delisting.......................................................55
Section 5.14  Ruby Exchange Shares............................................55

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Section 5.15  Affiliates......................................................55
Section 5.16  NASD Approval...................................................56
Section 5.17  Operating Agreement, Internal Agreement.........................56

                               ARTICLE VI

                          CONDITIONS PRECEDENT

Section 6.1   Conditions to the Obligations of Each Party.....................56
Section 6.2   Conditions to the Obligation of Ruby............................57
Section 6.3   Conditions to the Obligation of Diamond.........................57
Section 6.4   Transaction Structure...........................................59

                               ARTICLE VII

                               TERMINATION

Section 7.1   Termination.....................................................59
Section 7.2   Fees............................................................61
Section 7.3   Effect of Termination...........................................65

                              ARTICLE VIII

                           GENERAL PROVISIONS

Section 8.1   Nonsurvival of Representations and Warranties...................63
Section 8.2   Notices.........................................................63
Section 8.3   Expenses........................................................65
Section 8.4   Amendment; Waiver...............................................65
Section 8.5   Interpretation..................................................65
Section 8.6   Specific Performance............................................66
Section 8.7   Counterparts....................................................66
Section 8.8   Entire Agreement; Third-Party Beneficiaries.....................66
Section 8.9   Assignment......................................................66
Section 8.10  Severability....................................................66
Section 8.11  Exhibits; Annexes; Disclosure Letters...........................67
Section 8.12  Mutual Drafting.................................................67
Section 8.13  Governing Law...................................................67
Section 8.14  Jurisdiction....................................................67
Section 8.15  Waiver of Trial by Jury.........................................67

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                               ARTICLE IX

                           CERTAIN DEFINITIONS

Section 9.1   Certain Definitions.............................................68


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EXHIBITS

EXHIBIT A          Amendments to Diamond Certificate of Incorporation

EXHIBIT B          Surviving Corporation By-Laws

EXHIBIT C          Affiliates Letter

EXHIBIT D          Editorial Agreement

EXHIBIT E          Knowledge of Diamond

EXHIBIT F          Knowledge of Ruby


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                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER, dated as of July 31, 2007 (this "Agreement"), is by and among NEWS CORPORATION, a Delaware corporation ("Ruby"), RUBY NEWCO LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Ruby ("Ruby Newco"), DOW JONES & CO., INC., a Delaware corporation ("Diamond"), and DIAMOND MERGER SUB CORPORATION, a Delaware corporation and a wholly owned subsidiary of Ruby Newco ("Merger Sub").

                                    RECITALS

         WHEREAS, the respective Boards of Directors of Ruby and Diamond have determined that it is consistent with and in furtherance of their respective long-term business strategies and fair to and in the best interests of their respective companies and stockholders to combine their respective businesses as set forth in this Agreement (the "Combination");

         WHEREAS, it is intended that the Combination shall be effected in accordance with the terms of this Agreement through (i) the contribution by Ruby of the aggregate amount of the Cash Consideration to Ruby Newco (the "Contribution"), and (ii) the merger of Merger Sub with and into Diamond (the "Merger," and together with the Contribution, the "Transaction"), at which time the separate existence of Merger Sub shall cease, and Diamond shall be the surviving entity of the Merger (the surviving corporation in the Merger, the "Surviving Corporation");

         WHEREAS, as a result of the Merger, Ruby and potentially certain holders of Diamond Common Stock will together own all of the outstanding equity interests of Ruby Newco, and Ruby Newco will, in turn, own all of the outstanding shares of common stock of the Surviving Corporation;

         WHEREAS, as a condition to and as an inducement to each of Ruby's, Ruby Newco's and Merger Sub's willingness to enter into this Agreement, the Bancroft Investors are, concurrently with the execution and delivery of this Agreement, entering into a voting and support agreement (the "Voting Agreement"), pursuant to which, among other things, the Bancroft Investors agree, subject to the terms and conditions thereof, to vote in favor of the adoption of this Agreement;

         WHEREAS, the respective Boards of Directors of Ruby, Diamond and Merger Sub and the board of managers of Ruby Newco, have approved and declared advisable this Agreement and the transactions contemplated herein, upon the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, the parties intend that the Transaction, including the receipt of the Unit Consideration in exchange for each Unit Electing Diamond Share, qualifies as an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                         THE CONTRIBUTION AND THE MERGER

         Section 1.1 Closing. Unless this Agreement shall have been terminated pursuant to Article VII, and subject to satisfaction or waiver of the conditions in Article VI (and subject to Section 6.4), the closing of the Merger (the "Closing") shall take place at 10:00 a.m., New York City time, on the second Business Day after satisfaction, or to the extent permitted under this Agreement, waiver, of all the conditions to the Merger set forth in Article VI other than conditions that by their nature are to be satisfied at the Closing (the date on which the Closing occurs pursuant to this Section 1.1, the "Closing Date"), at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP in New York, New York, unless another time, date or place is agreed to in writing by the parties.

         Section 1.2 The Contribution. Immediately prior to the Closing, Ruby shall cause the Contribution to occur.

         Section 1.3 The Merger.

                  (a) At the Effective Time, Merger Sub shall be merged with and into Diamond in accordance with the DGCL and subject to and in accordance with the terms and conditions set forth in this Agreement, whereupon the separate existence of Merger Sub shall cease and Diamond shall continue to exist as the Surviving Corporation and as a wholly-owned subsidiary of Ruby Newco.

                  (b) Immediately following the Closing, Diamond shall file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such other time as shall be agreed by Ruby and Diamond and specified in the Certificate of Merger (the time at which the Merger is effective in accordance, "Effective Time").

                           (i) From and after the Effective Time, the Surviving
Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Diamond and Merger Sub, all as provided under the DGCL.

         Section 1.4 Certificate of Incorporation and Bylaws. At the Effective Time, by virtue of the Merger, the Diamond Certificate of Incorporation shall be amended as set forth in Exhibit A and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with this certificate of incorporation and

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applicable Law. The by-laws of Merger Sub attached hereto as Exhibit B shall be the by-laws of the Surviving Corporation as of the Effective Time and following the Effective Time until thereafter amended in accordance with such by-laws, the certificate of incorporation of the Surviving Corporation and applicable Law. The Ruby Newco Operating Agreement shall be the operating agreement of Ruby Newco as of the Effective Time and following the Effective Time until thereafter changed or amended as provided therein or by the Limited Liability Company Act of the State of Delaware (together with the DGCL, the "Delaware Law").

         Section 1.5 Directors of Ruby and Directors and Officers of the Surviving Corporation.

                  (a) The Board of Directors of Ruby shall take all requisite action to cause an individual to be mutually agreed upon pursuant to the procedures set forth in Section 1.5 of the Diamond Disclosure Letter, to become, as of the Closing Date, a member of the class of directors of Ruby which has the longest remaining term as of the Closing Date.

                  (b) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation upon the Effective Time until their respective successors are duly elected and qualified.

                  (c) The officers of Diamond immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time until their respective successors are duly elected and qualified.

                  (d) The members of the board of managers of Ruby Newco immediately prior to the Effective Time shall be the members of the board of managers of Ruby Newco upon the Effective Time until their respective successors are duly elected and qualified. The officers of Ruby Newco immediately prior to the Effective Time shall be the officers of Ruby Newco as of the Effective Time until their respective successors are duly elected and qualified.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

         Section 2.1 Effect on Diamond and Merger Sub Stock.

                  (a) At the Effective Time, by virtue of the Merger and without any action on the part of any party or any holder of shares of Diamond Common Stock or any capital stock of Merger Sub, the following shall occur:

                           (i) Each share of Diamond Common Stock that is owned
by Ruby or Diamond or any of their respective Subsidiaries immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

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                           (ii) Subject to Sections 2.1(e), 2.3 and 2.6, each
issued and outstanding share of Diamond Common Stock (other than shares of Diamond Common Stock to be canceled in accordance with Section 2.1(a)(i)) shall be converted into the right to receive from Ruby Newco either the Unit Consideration or the Cash Consideration (the Unit Consideration or the Cash Consideration, as applicable, the "Merger Consideration"), with the form of Merger Consideration determined as follows:

                                    (1) each share of Diamond Common Stock with
respect to which an election to receive the Unit Consideration has been effectively made and not revoked or lost (and not converted into the right to receive the Cash Consideration pursuant to Sections 2.1(d)(iii) or 2.1(d)(iv)) (each, a "Unit Electing Diamond Share") shall be converted into the right to receive from Ruby Newco that number (expressed as a decimal) of fully paid and nonassessable Ruby Newco Class B Units (the "Unit Consideration") equal to the quotient of (A) $60.00 divided by (B) the Average Ruby Trading Price, calculated to the nearest ten thousandth (i.e., four decimal places (.xxxx)) (the "Exchange Ratio"); and

                                    (2) each other share of Diamond Common Stock
shall be converted into the right to receive from Ruby Newco an amount equal to $60.00 in cash without interest (the "Cash Consideration").

                           (iii) Each share of common stock of Merger Sub issued
and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

                  (b) All shares of Diamond Common Stock to be converted into the Merger Consideration pursuant to this Section 2.1 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and retired and cease to exist; and each holder of a certificate representing prior to the Effective Time any such shares of Diamond Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the Merger Consideration, (ii) any dividends and other distributions in accordance with Section 2.3(e) hereof and
(iii) any cash to be paid in lieu of any fractional Ruby Newco Class B Unit in accordance with Section 2.4 hereof.

                  (c) Elections.

                           (i) Each Person (other than Ruby, Diamond or any of
their respective Subsidiaries) who on or prior to the Election Deadline is a holder of record of shares of Diamond Common Stock as evidenced by Certificates (provided that, in order for a valid Unit Election to be made under this Section 2.1(c) with respect to shares of Diamond Common Stock held on behalf of a beneficial owner through a broker, dealer, bank or similar nominee (it being understood that a trust or trustee shall not be considered a nominee for this purpose) or in the name of a participant in the Depositary Trust Company's book-entry transfer system, prior to such Unit Election such shares shall have been withdrawn from such arrangement and shall be held in the form of Certificates) shall be entitled, with respect to all or a portion of such shares of Diamond Common Stock, to make an election (a "Unit Election"), on or prior to the Election

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Deadline, to receive the Unit Consideration on the basis set forth in this
Agreement. Each Person receiving the Unit Consideration pursuant to the Merger shall be deemed to have executed the Ruby Newco Operating Agreement as a Class B Unitholder (as defined thereunder) by virtue of such receipt and without any further action on any such Person's part.

                           (ii) Ruby shall prepare a form, in form and substance
reasonably acceptable to Diamond (an "Election Form"), pursuant to which a holder of record of shares of Diamond Common Stock may make a Unit Election with respect to all or a portion of the shares of Diamond Common Stock held by such holder. The Election Form shall include statements and representations substantially in a form to be mutually agreed upon by Ruby and Diamond as promptly as practicable following the date of this Agreement ("Election Form Representations") that would be made by each holder of record submitting an Election Form (or, if the record holder is not the Person having discretion as to the matters covered by the Election Form Representations, then on behalf of the Person having such discretion). The Election Form shall provide that the Election Form Representations are being made as of the date the Election Form is submitted and as of the Effective Time. Diamond shall mail the Election Form, together with the Proxy Statement, to each holder of record of shares of Diamond Common Stock on the record date for the Diamond Stockholder Meeting and shall use its reasonable best efforts to make the Election Form available to any person who becomes a record holder of shares of Diamond Common Stock during the period between the record date and the Election Deadline.

                           (iii) A Unit Election shall be effective only if (A)
the Exchange Agent shall have received an Election Form covering the shares of Diamond Common Stock to which such Unit Election applies, executed and completed in accordance with the instructions set forth in such Election Form, together with the Certificates as to which the Unit Election is being made, no later than the later to occur of (subject to Section 6.4) (x) 5:00 p.m., New York City time, on the third (3rd) Business Day preceding the Closing Date and (y) the Business Day immediately preceding the date of the Diamond Stockholder Meeting (the "Election Deadline") and (B) the Election Form Representations are properly made pursuant to the Election Form (or with changes to such Election Form Representations as may be acceptable to counsel delivering the Tax Opinion in counsel's sole discretion) and not withdrawn. Ruby and Diamond shall publicly announce the anticipated Election Deadline at least five (5) Business Days prior to the anticipated Election Deadline. If the anticipated Closing Date is delayed to a subsequent date, the anticipated Election Deadline shall be similarly delayed to a subsequent date, and Ruby and Diamond shall promptly publicly announce any delay and, when determined, the rescheduled anticipated Election Deadline. A Unit Election may be revoked or changed only by delivering to the Exchange Agent, prior to the Election Deadline, a written notice of revocation or, in the case of a change, a properly completed revised Election Form that identifies the shares of Diamond Common Stock to which the revised Election Form applies. Delivery to the Exchange Agent prior to the Election Deadline of a revised Election Form with respect to any shares of Diamond Common Stock shall result in the revocation of all prior Election Forms with respect to all such shares of Diamond Common Stock. Any termination of this Agreement in accordance with Article VII shall result in the revocation of all Election Forms delivered to the Exchange Agent on or prior to the date of termination. In the event of a revocation of a Unit Election with respect to any shares of Diamond Common Stock, the Exchange Agent shall immediately return any

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

Certificates relating to such shares delivered to the Exchange Agent in connection with the making of such election to the Diamond stockholder that previously made such election.

                  (d) Proration.

                           (i) The number of holders of record (as defined for
purposes of Rule 12g5-1 under the Exchange Act) of Diamond Common Stock eligible to receive the Unit Consideration shall not exceed 250 (the "Maximum Unitholder Number").

                           (ii) The number of shares of Diamond Common Stock
eligible to be converted into the right to receive the Unit Consideration at the Effective Time shall not exceed 8,599,159 shares of Diamond Common Stock (the "Unit Election Number").

                           (iii) If the number of holders making valid Unit
Elections in accordance with Section 2.1(c) (each a "Unit Electing Holder") does not exceed the Maximum Unitholder Number, each Unit Electing Holder's Unit Electing Diamond Shares shall be converted into the Unit Consideration, subject to Section 2.1(d)(iv). If the number of Unit Electing Holders exceeds the Maximum Unitholder Number, the Unit Electing Diamond Shares of the 250 Unit Electing Holders that made (and did not revoke) a valid Unit Election with respect to the greatest number of shares of Diamond Common Stock shall be converted into the Unit Consideration, subject to Section 2.1(d)(iv); and the Unit Electing Diamond Shares of the remaining Unit Electing Holders shall be converted into the Cash Consideration as if the shares were not Unit Electing Diamond Shares.

                           (iv) After giving effect to the allocations and
adjustments described in Section 2.1(d)(iii), if any,

                                    (1) if the number of Unit Electing Diamond
Shares exceeds the Unit Election Number, then the Unit Electing Diamond Shares shall be treated in the following manner:

                                                (A) A unit proration
         factor (the "Unit Proration Factor") shall be determined by dividing the Unit Election Number by the total number of Unit Electing Diamond Shares.

                                                (B) A number of Unit
         Electing Diamond Shares covered by each Unit Electing Holder's Unit Election equal to the product of (x) the Unit Proration Factor and (y) the total number of Unit Electing Diamond Shares covered by such Unit Election shall be converted into the right to receive the Unit Consideration.

                                                (C) Each Unit Electing
         Diamond Share other than those converted into the right to receive the Unit Consideration in accordance with Sections 2.1(d)(iv)(1)(B), shall

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

         be converted into the right to receive the Cash Consideration as if the shares of Diamond Common Stock were not Unit Electing Diamond Shares.

                                    (2) If the number of Unit Electing Diamond
Shares is less than or equal to the Unit Election Number, then each Unit Electing Diamond Share shall be converted into the right to receive the Unit Consideration.

                  (e) Dissenting Shares. Notwithstanding Section 2.1(b) or anything to the contrary in this Agreement, shares of Diamond Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented to the Merger in writing and who has demanded appraisal for those shares in accordance with the DGCL shall not be converted into a right to receive the Merger Consideration, unless the holder fails to perfect, withdraws or otherwise loses its right to appraisal. If, after the Effective Time, the holder fails to perfect, withdraws or loses its right to appraisal, those shares of Diamond Common Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Cash Consideration. Diamond shall give Ruby prompt notice of any demands received by Diamond for appraisal of shares of Diamond Common Stock, and Ruby shall have the right to participate in all negotiations and proceedings with respect to those demands. Except with the prior written consent of Ruby, Diamond shall not make any payment with respect to, or offer to settle or settle, any demands for appraisal of shares of Diamond Common Stock. Diamond shall serve prompt notice (but in any event within four (4) Business Days) to Ruby of any demands for appraisal, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL received by Diamond in respect of any shares of Diamond Common Stock.

         Section 2.2 Diamond Stock Options; Restricted Stock Units; Contingent Stock Rights.

                  (a) As of the Effective Time, each option to acquire shares of Diamond Common Stock (including each stock appreciation right in respect of shares of Diamond Common Stock) awarded under any stock option or compensation plan, agreement or arrangement of Diamond, to the extent such option (or stock appreciation right) is, immediately prior to the Effective Time, exercisable for the shares of Diamond Common Stock subject thereto, shall be cancelled and of no further force and effect with respect to the shares of Diamond Common Stock for which such option (or stock appreciation right) was exercisable immediately prior to the Effective Time. The holder of such option (or stock appreciation right) shall be entitled to receive from Diamond on the Closing Date an amount in cash equal to the product of (x) the number of shares of Diamond Common Stock for which such option (or stock appreciation right) was exercisable immediately prior to the Effective Time and (y) the excess, if any, of the Cash Consideration over the exercise price per share (or base price per share in the case of stock appreciation rights) of such option (or stock appreciation right) (the "Vested Diamond Option Payment"). The foregoing shall not apply to any option (or stock appreciation right) with an exercise price (or base price) that equals or exceeds the Cash Consideration (an

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

"Out-of-the-Money Diamond Option"). Each Out-of-the-Money Diamond Option shall be adjusted at the Effective Time in accordance with Section 2.2(d).

                  (b) Subject to Section 2.2(c), as of the Effective Time, each option to acquire shares of Diamond Common Stock (including each stock appreciation right in respect of shares of Diamond Common Stock) awarded under any stock option or compensation plan, agreement or arrangement of Diamond, to the extent such option (or stock appreciation right) is, immediately prior to the Effective Time, not exercisable for the shares of Diamond Common Stock subject thereto (each, an "Unvested Diamond Option") shall be converted into a right to receive from Diamond, for each share of Diamond Common Stock subject to such option (or stock appreciation right) for which such option (or stock appreciation right) was not exercisable immediately prior to the Effective Time, an amount in cash equal to the excess, if any, of the Cash Consideration over the exercise price per share (or base price per share in the case of stock appreciation rights) of such option (or stock appreciation right) (the "Unvested Diamond Option Payment"). The Unvested Diamond Option Payment with respect to each such share of Diamond Common Stock shall be payable on the date, if any, upon which the applicable option (or stock appreciation right) would have become exercisable for such share of Diamond Common Stock under the terms and conditions (including, but not limited to, vesting and accelerated vesting terms and conditions) that are applicable, and would be applicable, to such option (or stock appreciation right), in each case as of the date of this Agreement (as modified in accordance with this Agreement) absent this Section 2.2(b) (but taking into account any changes to such option under the terms of any applicable stock option or compensation plan, agreement or arrangement of Diamond occurring by reason of the change of control resulting from the transactions contemplated by this Agreement). The foregoing shall not apply to any Out-of-the-Money Diamond Option. Each Out-of-the-Money Diamond Option shall be adjusted at the Effective Time in accordance with Section 2.2(d).

                  (c) Each holder of an Unvested Diamond Option (that is not an Out-of-the-Money Diamond Option) may elect, by delivery to each of Diamond and Ruby no later than the third (3rd) Business Day preceding the Closing Date of a form of election prepared and distributed to such holders by Diamond, subject to review and approval by Ruby, which approval shall not be unreasonably withheld or delayed (an "Option Conversion Election"), to have all or a portion of the shares of Diamond Common Stock subject to such Unvested Diamond Option for which such Unvested Diamond Option was not exercisable immediately prior to the Effective Time converted at the Effective Time into an option to acquire shares of (or a stock appreciation right with respect to) Ruby A Common Stock (on the same terms and conditions as were applicable under such Unvested Diamond Option, but taking into account any changes to such option under the terms of any applicable stock option or compensation plan, agreement or arrangement of Diamond occurring by reason of the change of control resulting from the transactions contemplated by this Agreement). If a holder of an Unvested Diamond Option makes the Option Conversion Election with respect to all or a portion of the shares of Diamond Common Stock subject to such Unvested Diamond Option, the holder shall not be entitled to receive the Unvested Diamond Option Payments in respect of such shares in accordance with Section 2.2(b), but instead such Unvested Diamond Option (solely with respect to the shares of Diamond Common Stock subject to such Unvested Diamond Option for which an Option

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

Conversion Election was made) shall become, as of the Effective Time, an option to acquire (or a stock appreciation right with respect to) that number of shares of Ruby A Common Stock (a "Ruby Option") that is equal to the number of shares of Diamond Common Stock subject to such Unvested Diamond Option for which an Option Conversion Election was made multiplied by the Exchange Ratio (rounded to the nearest whole share) and such Ruby Option shall have an exercise price (or base price) per share of Ruby A Common Stock (rounded to the nearest cent) equal to the per share exercise price (or base price) specified in such Unvested Diamond Option divided by the Exchange Ratio and shall otherwise be subject to the same terms and conditions as were applicable to the applicable Unvested Diamond Option (but taking into account any changes to such option under the terms of any applicable stock option or compensation plan, agreement or arrangement of Diamond occurring by reason of the change of control resulting from the transactions contemplated by this Agreement); provided that, in the case of any Unvested Diamond Option to which Section 421 of the Code applies as of the Effective Time by reason of its qualification under Section 422 of the Code, the exercise price (or base price), the number of shares of Ruby A Common Stock subject to the Ruby Option into which it is converted and the terms and conditions of exercise of such Ruby Option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; and provided, further, that, in the case of any Unvested Diamond Option with respect to which the Option Conversion Election was made, the exercise price, the number of shares of Ruby A Common Stock subject to the Ruby Option into which it is converted and the terms and conditions of exercise of such Ruby Option shall be determined in a manner that satisfies the requirements of Section 409A of the Code.

                  (d) As of the Effective Time, each Out-of-the-Money Diamond Option that is outstanding immediately prior to the Effective Time (whether or not then exercisable) shall be converted into a Ruby Option for a number of shares of Ruby A Common Stock that is equal to the number of shares of Diamond Common Stock subject to such Out-of-the-Money Diamond Option multiplied by the Exchange Ratio (rounded to the nearest whole share), and such Ruby Option shall have an exercise price (or base price) per share of Ruby A Common Stock (rounded to the nearest cent) equal to the per share exercise price (or base price) specified in such Out-of-the Money Diamond Option divided by the Exchange Ratio and shall otherwise be subject to the same terms and conditions as were applicable to the applicable Out-of-the-Money Diamond Option (but taking into account any changes to such option under the terms of any applicable stock option or compensation plan, agreement or arrangement of Diamond occurring by reason of the change of control resulting from the transactions contemplated by this Agreement); provided that, in the case of any Out-of-the-Money Diamond Option to which Section 421 of the Code applies as of the Effective Time by reason of its qualification under Section 422 of the Code, the exercise price (or base price), the number of shares of Ruby A Common Stock subject to the Ruby Option into which it is converted and the terms and conditions of exercise of such Ruby Option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; and provided, further, that, in the case of any Out-of-the-Money Diamond Option, the exercise price, the number of shares of Ruby A Common Stock subject to the Ruby Option into which it is converted and the terms and conditions of exercise of such Ruby Option shall be determined in a manner that satisfies the requirements of Section 409A of the Code.

                  (e) Subject to Section 2.2(g), as of the Effective Time, each outstanding share of restricted Diamond Common Stock awarded under any compensation plan, agreement or arrangement of Diamond (each, a share of "Diamond Restricted Stock") shall be converted into the right to receive the Cash Consideration (the "Diamond Restricted Stock Payment") on the date upon which the applicable share of Diamond Restricted Stock would vest, and would have vested, under the terms and conditions (including, but not limited to, vesting and accelerated vesting terms and conditions) that would have been applicable to such share of Diamond Restricted Stock absent the provisions of this Section 2.2(e) (but taking into account any changes to such Diamond Restricted Stock under the terms of any applicable stock option or compensation plan, agreement or arrangement of Diamond occurring by reason of the change of control resulting from the transactions contemplated by this Agreement).

                  (f) Subject to Section 2.2(g), as of the Effective Time, each outstanding restricted stock unit in respect of a share of Diamond Common Stock (each, a "Diamond Restricted Stock Unit," and together with the Diamond Restricted Stock, a "Diamond Equity Right"), shall be converted into the right to receive (i) the Cash Consideration and (ii) all dividend equivalents in respect thereof (the "Diamond Restricted Stock Unit Payment"), on the date upon which the Diamond Restricted Stock Unit would vest, and would have vested, under the terms and conditions (including, but not limited to, vesting and accelerated vesting terms and conditions) that would have been applicable to such Diamond Restricted Stock Unit absent the provisions of this Section 2.2(f) (but taking into account any changes to such Diamond Restricted Stock Unit under the terms of any applicable stock option or compensation plan, agreement or arrangement of Diamond occurring by reason of the change of control resulting from the transactions contemplated by this Agreement).

                  (g) Each holder of a Diamond Equity Right may elect, by delivery to each of Diamond and Ruby no later than the third (3rd) Business Day preceding the Closing Date of a form of election prepared and distributed to such holder by Diamond, subject to review and approval by Ruby, which approval shall not be unreasonably withheld or delayed (an "Equity Right Conversion Election") to have all or a portion of the shares of Diamond Common Stock subject to such holder's Diamond Equity Rights converted at the Effective Time into, as applicable, restricted shares of Ruby A Common Stock or restricted stock units in respect of shares of Ruby A Common Stock (each, a "Ruby Equity Right"), on the same terms and conditions as were applicable under the applicable Diamond Equity Right (but taking into account any changes to such Diamond Equity Right under the terms of any applicable stock option or compensation plan, agreement or arrangement of Diamond occurring by reason of the change of control resulting from the transactions contemplated by this Agreement). If the holder of a Diamond Equity Right makes the Equity Right Conversion Election with respect to all or a portion of the shares of Diamond Common Stock subject to such holder's Diamond Equity Rights, the holder shall not be entitled to receive a Diamond Restricted Stock Payment or a Diamond Restricted Stock Unit Payment in respect of such shares in accordance with Sections 2.2(e) and/or 2.2(f), as applicable, but instead such Diamond Equity Rights (solely with respect to the shares of Diamond Common Stock subject to such Diamond Equity Rights for which an Equity Rights Conversion Election was made) shall become, as of the Effective Time, a Ruby Equity Right with respect to a number of shares of Ruby A Common Stock equal to the number of shares of Diamond Common Stock subject to the Diamond Equity Right multiplied by the Exchange Ratio (rounded to the nearest whole share) and otherwise subject to the same terms and conditions as were applicable to the applicable Diamond Equity Right (but taking into account any changes to such Diamond Equity Right under the terms of any applicable stock option or compensation plan, agreement or arrangement of Diamond occurring by reason of the change of control resulting from the transactions contemplated by this Agreement). If a holder of a Diamond Equity Right makes the Equity Right Conversion Election with respect to all or a portion of the shares of Diamond Common Stock subject to such holder's Diamond Equity Rights, any dividend equivalents credited to the account of such holder as of the Effective Time with respect to such shares subject to such election shall be similarly converted in accordance with the foregoing provisions of this
Section 2.2(g).

                  (h) Subject to Section 2.2(i), each outstanding Contingent Stock Right (as defined in the Diamond 2001 Long Term Incentive Plan (the "LTIP")) shall be treated in accordance with the terms of the LTIP, and the Final Award (as defined in the LTIP) shall be converted at the Effective Time into the right to receive in cash from Diamond at the time or times set forth in the LTIP an amount equal to the product of (x) the Cash Consideration and (y) the number of shares of Diamond Common Stock constituting the Final Award (the "Diamond CSR Payment"). Immediately prior to the Effective Time, the Factiva Long Term Incentive Plan shall terminate and substitute awards shall not be granted; each participant therein shall thereby receive at the Effective Time a cash payment in accordance with such plan.

                  (i) Each holder of a Contingent Stock Right may elect, by delivery to Diamond no later than the third (3rd) Business Day preceding the Closing Date of a form of election prepared and distributed to such holders by Diamond, subject to review and approval by Ruby, which approval shall not be unreasonably withheld or delayed (a "Contingent Stock Right Conversion Election") to have all or a portion of the shares constituting such holder's Final Award converted at the Effective Time into the right to receive shares of Ruby A Common Stock at the time or times set forth in the LTIP (but taking into account any changes under the LTIP occurring by reason of the change of control resulting from the transactions contemplated by this Agreement). If the holder of a Contingent Stock Right makes the Contingent Stock Right Conversion Election with respect to all or a portion of the shares of Diamond Common Stock constituting the Final Award, such holder shall not be entitled to receive a Diamond CSR Payment in respect of such shares in accordance with Section 2.2(h), but instead such Contingent Stock Right (solely with respect to the shares of Diamond Common Stock subject to such Contingent Stock Right for which a Contingent Stock Right Conversion Election was made) shall become, as of the Effective Time, a Contingent Stock Right in respect of a number of shares of Ruby A Common Stock (a "Ruby Contingent Stock Right") equal to the number of shares of Diamond Common Stock constituting the Final Award with respect to which the Contingent Stock Right Conversion Election was made multiplied by the Exchange Ratio (rounded to the nearest whole share) and otherwise on the terms as set forth in the LTIP (but taking into account any changes under the LTIP occurring by reason of the change of control resulting from the transactions contemplated by this Agreement).

                  (j) Following the Effective Time, Ruby shall maintain each equity or equity-based compensation plan of Diamond or any Diamond Subsidiary (collectively, the "Diamond Stock Plans") for purposes of administering the Ruby Options, Ruby Equity Rights and Contingent Stock Rights in respect of Ruby A Common Stock described in this Section 2.2 and granting future awards in accordance with NYSE rules. The provisions of such Diamond Stock Plans, including the respective terms of such plans, shall not be changed by Ruby (other than for technical amendments that are not adverse to participants in any such Diamond Stock Plan), except that (i) all awards issued by Ruby pursuant to the Diamond Stock Plans following the Effective Time shall be awards in respect of Ruby A Common Stock and (ii) the number of shares of Ruby A Common Stock available for future issuance pursuant to each Diamond Stock Plan following the Effective Time (the "Available Diamond Stock Plan Shares") shall be equal to the number of shares of Diamond Common Stock so available immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole share of Ruby A Common Stock.

                  (k) The Diamond Board of Directors or an appropriate committee of the Diamond Board of Directors shall take all necessary or appropriate action to effect the foregoing provisions of this Section 2.2. Ruby shall cause the Vested Diamond Option Payments, the Unvested Diamond Option Payments, the Diamond Restricted Stock Payments, the Diamond Restricted Stock Unit Payments and the Diamond CSR Payments to be made, and the Option Conversion Elections, the Equity Right Conversion Elections and the Contingent Stock Right Conversion Elections to be honored, in accordance with the foregoing provisions of this
Section 2.2.

                  (l) Ruby shall use its reasonable best efforts to cause to be registered the Ruby Options, the Ruby Equity Rights and Ruby Contingent Stock Right to be issued pursuant to Sections 2.2(c), (d), (g) and (i) and the Ruby A Common Stock subject to Ruby Options, Ruby Equity Rights and Ruby Contingent Stock Rights described in this Section 2.2 (and the Available Diamond Stock Plan Shares, as appropriate), in each case, pursuant to the Registration Statement and shall maintain the effectiveness of a registration statement covering the Ruby A Common Stock subject to such Ruby Options, Ruby Equity Rights and Ruby Contingent Stock Rights (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Ruby Options, Ruby Equity Rights or Ruby Contingent Stock Rights remain outstanding. Ruby shall as promptly as reasonably practicable prepare and submit to the NYSE and the ASX applications covering the shares of Ruby A Common Stock which may be issued from time to time following the Effective Time upon exercise of Ruby Options or in connection with the Ruby Equity Rights or Ruby Contingent Stock Rights and shall use its reasonable best efforts to cause such securities to be approved for listing on the NYSE and the ASX, subject to official notice of issuance, prior to the Effective Time.

         Section 2.3 Exchange of and Payment for Securities.

                  (a) Not less than three (3) Business Days prior to the mailing of the Proxy Statement, Ruby and Ruby Newco shall appoint an agent (the "Exchange Agent") for the purpose of (i) mailing and receiving Election Forms and determining, in accordance with this

Article II, the form of Merger Consideration to be received by each holder of shares of Diamond Common Stock and (ii) exchanging the applicable Merger Consideration (A) for certificates representing shares of Diamond Common Stock (the "Certificates") or (B) for uncertificated shares of Diamond Common Stock (the "Uncertificated Shares"). At the Closing, Ruby Newco shall cause to be deposited with the Exchange Agent, as needed, the applicable Merger Consideration to be issued or paid in respect of the Certificates and the Uncertificated Shares. Promptly after the Effective Time, Ruby Newco shall send, or shall cause the Exchange Agent to send, to each record holder of Diamond Common Stock at the Effective Time (other than any record holder of Diamond Common Stock who has previously made (and not revoked) a valid Unit Election with respect to all of such holder's shares of Diamond Common Stock) a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in the exchange.

                  (b) Each holder of shares of Diamond Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, (x) in the case of Unit Electing Diamond Shares, promptly after the Closing, and (y) in the case of all other shares of Diamond Common Stock, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an "agent's message" by the Exchange Agent (or any other evidence of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable or issuable in respect of such Unit Electing Diamond Shares or Diamond Common Stock represented by a Certificate or Uncertificated Share, as applicable. The Ruby Newco Class B Units constituting part of such Merger Consideration (if any), at Ruby Newco's option, shall be issued in the form of physical certificates in accordance with the Ruby Newco Operating Agreement. Until so surrendered or transferred, as the case may be, each Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

                  (c) If any portion of the Cash Consideration is to be paid or issued to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to that payment that (i) either the Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or the Uncertificated Share shall be properly transferred and (ii) the Person requesting the payment shall pay to the Exchange Agent any transfer Taxes required as a result of the payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

                  (d) After the Effective Time, there shall be no further registration of transfers of shares of Diamond Common Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration, in accordance with the procedures set forth in this Section 2.3.

                  (e) Any portion of the Merger Consideration made available or caused to be made available by Ruby Newco to the Exchange Agent pursuant to
Section 2.3(a) that remains unclaimed by the holders of shares of Diamond Common Stock nine (9) months after the Effective Time shall be delivered to Ruby Newco upon demand, and any holder who has not exchanged shares of Diamond Common Stock for the Merger Consideration in accordance with this Section 2.3 prior to that time shall thereafter look only to Ruby Newco, as a general creditor thereof, for payment of the Merger Consideration (without interest thereon), and any dividends and distributions with respect thereto, in respect of those shares without any interest thereon. Notwithstanding the foregoing, neither Ruby, Ruby Newco nor the Surviving Corporation shall be liable to any holder of shares of Diamond Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Diamond Common Stock two years after the Effective Time (or that earlier date, immediately prior to the time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Ruby Newco, free and clear of any claims or interest of any Person previously entitled thereto.

                  (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.3(a) or Section 2.4 to pay for shares of Diamond Common Stock for which appraisal rights have been demanded and not validly withdrawn, within sixty (60) days from the Effective Time, shall be returned to Ruby Newco upon demand.

         Section 2.4 No Fractional Ruby Newco Class B Units. Notwithstanding any other provision of this Agreement, no fraction of a Ruby Newco Class B Unit will be issued and no dividend or other distribution, stock split or interest with respect to Ruby Newco Class B Units shall relate to any such fraction, and such fraction shall not entitle the owner thereof to vote or to any rights as a security holder of Ruby Newco Class B Units. In lieu of any such fraction of Ruby Newco Class B Units, each holder of shares of Diamond Common Stock otherwise entitled to a fraction of a Ruby Newco Class B Unit will be entitled to receive in accordance with the provisions of this Section 2.4 from the Exchange Agent a cash payment, without interest, equal to product of (x) the fractional interest in a Ruby Newco Class B Unit that such holder would be otherwise entitled to receive and (y) the amount of the Cash Consideration.

         Section 2.5 Adjustments to Prevent Dilution. Without limiting the provisions of Section 5.1 hereof, if, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, split-up, stock dividend, combination or exchange of shares with respect to, or rights issued in respect of, Ruby A Common Stock or Diamond Common Stock, the Merger Consideration shall be adjusted accordingly to provide to the holders of Diamond Common Stock the same economic effect as contemplated by this Agreement prior to such event.

         Section 2.6 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Ruby or Ruby Newco, the posting by the Person of a bond in the reasonable amount as Ruby Newco may direct as indemnity against any claim that may be made against Ruby, Ruby Newco or the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration with respect to the shares of Diamond Common Stock formerly represented thereby, and unpaid dividends and distributions on Ruby Newco Class B Units deliverable in respect thereof pursuant to this Agreement.

         Section 2.7 Withholding Rights. Ruby, Ruby Newco or the Exchange Agent, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement those amounts as it is required to deduct and withhold with respect to the making of that payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by or on behalf of Ruby or Ruby Newco, as the case may be, those withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the deduction and withholding was made by or on behalf of Ruby or Ruby Newco, as the case may be.

         Section 2.8 Further Assurances. At and after the Effective Time, the officers and directors of Ruby, Ruby Newco or the Surviving Corporation, as applicable, shall be authorized to execute and deliver, in the name and on behalf of the Surviving Corporation, Merger Sub, Ruby, Ruby Newco or Diamond, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Corporation, Merger Sub, Ruby, Ruby Newco or Diamond, any other actions and things necessary to vest, perfect or confirm of record or otherwise in Ruby, Ruby Newco or the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Ruby, Ruby Newco or the Surviving Corporation, as applicable, as a result of, or in connection with, the Merger.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF DIAMOND

         Except as set forth (a) solely with respect to the representations and warranties of Diamond set forth in Sections 3.1, 3.2, 3.3(c), 3.3(d), 3.6(d), 3.7(a), 3.7(b), 3.8, 3.9, 3.10, 3.12 (other than Section 3.12(f)), 3.13, 3.14,
3.15, 3.17 and 3.22, in the Annual Report on Form 10-K for the year ended December 31, 2006 filed by Diamond with the SEC on March 1, 2007 (including the 2007 definitive proxy statement of Diamond incorporated therein by reference), the Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed by Diamond on May 8, 2007 and the Current Reports on Form 8-K filed by Diamond with the SEC after December 31, 2006 and prior to the date of this Agreement, and all amendments to any of the foregoing filed with the SEC prior to the date of this Agreement (collectively, the "Diamond Recent Filings") (other than statements in the Risk Factors sections that do not relate to historical facts and are forward-looking in nature and other forward-looking statements set forth in such Diamond Recent Filings) (provided that this clause (a) shall apply only to the extent that the nature and content of the disclosure in the Diamond Recent Filings is reasonably apparent on the face of the text of such disclosure to be applicable to the subject matter of, and, in the case of Sections 3.7(b) and 3.8, reasonably specific as to matters and items that are the subject matter of, the representation or warranty set forth in the applicable Section identified in this clause (a)), or (b) in the disclosure letter, dated as of the date hereof and delivered to Ruby by Diamond in connection with the execution and delivery of this Agreement (the "Diamond Disclosure Letter"), Diamond represents and warrants to Ruby as follows:

         Section 3.1 Organization and Good Standing. Diamond is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Diamond has all requisite corporate power and authority to own, lease, operate its properties, and to carry on its business as now being conducted, except where the absence thereof, individually or in the aggregate, would not reasonably be expected to have a Diamond Material Adverse Effect. Diamond is duly qualified or licensed to do business and is in good standing in each jurisdiction (to the extent that concept exists in such jurisdictions) in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties makes this qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Diamond Material Adverse Effect. Diamond has previously made available to Ruby complete and correct copies of Diamond's certificate of incorporation (the "Diamond Certificate of Incorporation") and bylaws (the "Diamond Bylaws") in each case as currently in effect, and no dissolution, revocation or forfeiture proceedings regarding Diamond have been commenced and Diamond is not in violation of any provision of the Diamond Certificate of Incorporation or the Diamond Bylaws in any material respect.

         Section 3.2 Diamond Subsidiaries.

                  (a) Each Diamond Subsidiary is duly organized or formed, validly existing and in good standing under the Laws of its jurisdiction of organization or formation (to the extent that that concept exists in such jurisdiction) except where the failure thereof would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect. Each Diamond Subsidiary has all requisite corporate, partnership, limited liability company or other organizational power and authority to own, lease and operate its properties, and to carry on its business as now being conducted, except where the absence thereof would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect. Each Diamond Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction (to the extent that such concept exists in such jurisdiction) in which the nature of the business it is now conducting or the ownership, operation or leasing of its properties or the management of properties for others makes this qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect. Diamond has previously made available to Ruby complete and correct copies of the charter and bylaws (or similar organizational documents) of each Key Diamond Subsidiary and such certificates of incorporation, bylaws or similar organizational documents are in full force and effect, no dissolution, revocation or forfeiture proceedings regarding any Key Diamond Subsidiary have been commenced and no Key Diamond Subsidiary is in violation of any provision of its certificate of incorporation, bylaws or similar organizational documents in any material respect.

                  (b) All outstanding equity interests in each Diamond Subsidiary that is not a Key Diamond Subsidiary have been duly authorized and are validly issued, fully paid and (except for partnership interests) non-assessable, and are not subject to any preemptive rights and are owned directly or indirectly by Diamond, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), except as would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect. All outstanding equity interests in each Key Diamond Subsidiary have been duly authorized and are validly issued, fully paid and (except for partnership interests) non-assessable, and are not subject to any preemptive rights and are owned directly or indirectly by Diamond, free and clear of all pledges, liens, or security interests of any kind or nature whatsoever or any material or, to the Knowledge of Diamond, any immaterial claim, charge or other encumbrance of any kind or nature. Except for the capital stock and equity interests of the Diamond Subsidiaries, Diamond does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity, other than an investment in publicly traded securities constituting three percent (3%) or less of a class of outstanding securities of any entity.

         Section 3.3 Capitalization.

                  (a) The authorized shares of capital stock of Diamond consist of (i) 135,000,000 shares of Diamond Class A Stock and (ii) 25,000,000 shares of Diamond Class B Stock. As of the close of business on July 29, 2007 (the "Capitalization Date"), there are issued and outstanding: (a) 66,520,660 shares of Diamond Class A Stock (which amount includes 107,560 restricted shares of Diamond Class A Stock granted under any stock option or compensation plan, agreement or arrangement of Diamond) and (b) 19,470,932 shares of

Diamond Class B Stock. As of the Capitalization Date, there are outstanding Diamond Options to purchase an aggregate of 7,511,287 shares of Diamond Class A Stock. Since the Capitalization Date and prior to the date of this Agreement, no equity securities of Diamond have been issued, other than pursuant to exercises of Diamond Options. Except as set forth in this Section 3.3 or in Section 3.3 of the Diamond Disclosure Letter, there are no issued and outstanding shares or other equity securities of Diamond (or shares or other equity securities of Diamond reserved for issuance), and there are no securities of Diamond or any Diamond Subsidiary convertible into or exchangeable for stock or other equity securities of Diamond, or other subscriptions, options, warrants, conversion rights, stock appreciation rights, "phantom" stock, stock units, calls, claims, rights of first refusal, rights (including preemptive rights), commitments, arrangements or agreements to which Diamond or any Diamond Subsidiary is a party or by which it is bound in any case obligating Diamond or any Diamond Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, stock or other equity securities of Diamond, or obligating Diamond to grant, extend or enter into any subscription, option, warrant, conversion right, stock appreciation right, call, right, commitment, arrangement or agreement to issue, deliver, sell, purchase, redeem or acquire stock or equity securities of Diamond (each of the foregoing, a "Diamond Convertible Security").

                  (b) All outstanding shares of Diamond are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right. Except as required by the terms of any Diamond Options, restricted stock, restricted stock units or Contingent Stock Right of Diamond, there are no outstanding obligations of Diamond to repurchase, redeem or otherwise acquire any shares of capital stock of Diamond or any Diamond Convertible Securities.

                  (c) Section 3.3 of the Diamond Disclosure Letter sets forth as of the date specified therein the number of shares of Diamond Common Stock subject to outstanding Diamond Options and the exercise prices of such Diamond Options.

                  (d) Section 3.3 of the Diamond Disclosure Letter sets forth as of the date specified therein the number of outstanding restricted stock units and Contingent Stock Rights of Diamond and the number of shares of Diamond Common Stock subject thereto.

                  (e) No bonds, debentures, notes or other indebtedness of Diamond having the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matters on which the holders of capital stock of Diamond may vote are issued or outstanding.

                  (f) Except as set forth in Section 3.3 of the Diamond Disclosure Letter, other than shares or other securities owned by Diamond or a wholly owned Diamond Subsidiary:

                           (i) there are no issued and outstanding shares or
other equity securities of any Key Diamond Subsidiary (or shares or other equity securities of any Key Diamond Subsidiary reserved for issuance), and there are no securities of Diamond or any Diamond Subsidiary convertible into or exchangeable for stock or other equity securities of any Key Diamond Subsidiary, or other subscriptions, options, warrants, conversion rights, stock appreciation rights, "phantom" stock, stock units, calls, claims, rights of first refusal, rights (including preemptive rights), commitments, arrangements or agreements to which Diamond or any Diamond Subsidiary is a party or by which it is bound in any case obligating Diamond or any Diamond Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, stock or other equity securities of any Key Diamond Subsidiary, or obligating Diamond or any Diamond Subsidiary to grant, extend or enter into any subscription, option, warrant, conversion right, stock appreciation right, call, right, commitment, arrangement or agreement to issue, deliver, sell, purchase, redeem or acquire stock or equity securities of any Key Diamond Subsidiary; and

                           (ii) there are no issued and outstanding shares or
other equity securities of any Diamond Subsidiary that is not a Key Diamond Subsidiary (or shares or other equity securities of any Diamond Subsidiary that is not a Key Diamond Subsidiary reserved for issuance), and there are no securities of Diamond or any Diamond Subsidiary convertible into or exchangeable for stock or other equity securities of any Diamond Subsidiary that is not a Key Diamond Subsidiary, or other subscriptions, options, warrants, conversion rights, stock appreciation rights, "phantom" stock, stock units, calls, claims, rights of first refusal, rights (including preemptive rights), commitments, arrangements or agreements to which Diamond or any Diamond Subsidiary is a party or by which it is bound in any case obligating Diamond or any Diamond Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, stock or other equity securities of any Diamond Subsidiary that is not a Key Diamond Subsidiary, or obligating Diamond or any Diamond Subsidiary to grant, extend or enter into any subscription, option, warrant, conversion right, stock appreciation right, call, right, commitment, arrangement or agreement to issue, deliver, sell, purchase, redeem or acquire stock or equity securities of any Diamond Subsidiary that is not a Key Diamond Subsidiary other than, in the case of any of the foregoing, as would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

         Section 3.4 Authority; No Violations.

                  (a) Diamond has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject to receipt of the Diamond Stockholder Approval. The Diamond Board of Directors has duly and validly authorized and approved the execution, delivery and performance of this Agreement by Diamond and the consummation of the Merger and the other transactions contemplated by this Agreement, and Diamond Board of Directors has
(i) determined that the Merger, upon the terms and subject to the conditions set forth in this Agreement, is advisable, fair to, and in the best interests of, holders of the Diamond Common Stock, (ii) recommended the adoption of this Agreement by the stockholders of Diamond at a special meeting of the holders of Diamond Common Stock (the "Diamond Stockholder Meeting") subject to the terms and conditions set forth in this Agreement, and
(iii) approved the Merger and this Agreement and the transactions contemplated hereby for purposes of Section 203 of the DGCL. Such resolutions have not been subsequently rescinded, modified or amended in any way adverse to Ruby, except as contemplated by this Agreement. No other corporate proceedings on the part of Diamond are necessary to authorize this Agreement or to consummate the Merger other than the receipt of the Diamond Stockholder Approval.

                  (b) This Agreement has been duly and validly executed and delivered by Diamond, and assuming due authorization, execution and delivery by the other parties thereto, constitutes a legal, valid and binding obligation of Diamond, enforceable against Diamond in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors' rights and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                  (c) (i) Subject to receipt of the affirmative vote of a majority of the votes entitled to be cast by the holders of Diamond Common Stock at the Diamond Stockholder Meeting (the "Diamond Stockholder Approval") with respect to consummation of the Merger, the execution and delivery of this Agreement by Diamond do not, and the performance and consummation by Diamond of its obligations hereunder and under the transactions contemplated hereby, will not, conflict with, violate or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation, vesting or acceleration of any obligation, or result in the triggering of any payments or the loss of a benefit under, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of Diamond or any Diamond Subsidiary under, or require the consent or approval of or notice to any third party under, any provision of (1) the Diamond Certificate of Incorporation or the Diamond Bylaws or any provision of the charter, bylaws or other organizational documents of any of the Key Diamond Subsidiaries, (2) any provision of the charter, bylaws or other organizational documents of any of the Diamond Subsidiaries that are not Key Diamond Subsidiaries, (3) any Contract to which Diamond or any Diamond Subsidiary is a party or by which any of them or their assets are bound or (4) assuming the Governmental Consents and Filings referred to in Section 3.5 are duly and timely obtained or made and the Diamond Stockholder Approval has been obtained, any Law or Order applicable to or binding upon Diamond, other than, in the case of any of the foregoing clauses (2), (3) and (4), any of the foregoing that would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

                  (d) The Diamond Stockholder Approval is the only vote of Diamond's stockholders required to approve and adopt the Agreement.

         Section 3.5 Governmental Approvals and Notices. No consent, approval, waiver, order or authorization of, or registration, declaration or filing with, notice to or permit from, any Governmental Entity (individually, a "Governmental Consent or Filing", and, collectively, "Governmental Consents and Filings") is required by or on behalf of Diamond or any of the Diamond Subsidiaries in connection with the execution and delivery of this Agreement by Diamond, the consummation by Diamond of the transactions contemplated hereby and the performance of its obligations hereunder, except for: (a)(i) a proxy statement in preliminary and definitive form relating to the Diamond Stockholder Meeting to be held in connection with the Merger or (ii) other documents otherwise required to be filed under, and any other compliance with, applicable federal, state and foreign securities laws; (b) the filing of the Certificate of Merger with, and the acceptance for record of the Certificate of Merger by, the Delaware Secretary of State; (c) any filings or notices required under the rules and regulations of the NYSE; (d) those Governmental Consents and Filings as may be required in connection with state or local transfer and gains taxes; (e) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and of laws, rules and regulations in foreign jurisdictions analogous to the HSR Act or otherwise governing antitrust or merger control matters; (f) those Governmental Consents and Filings as may be required by reason of the business or identity of Ruby or any of its Affiliates; (g) any filings under the New Jersey Industrial Site Recovery Act; (h) the NASD Approval; and (i) any other Governmental Consent or Filing where the failure to obtain or make the same would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

         Section 3.6 Diamond SEC Documents; Financial Statements.

                  (a) Diamond has made available to Ruby (by public filing with the SEC or otherwise) each report, schedule, registration statement, other statement (including proxy statements) and information filed by Diamond with the SEC since January 1, 2005 (the "Applicable Date") (the forms, statements, certifications, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments, the "Diamond SEC Documents").

                  (b) Diamond has timely filed all reports, proxy statements, registrations statements, forms, schedules and other documents (including all exhibits, schedules and annexes thereto) required to be filed by it under the Securities Act or the Exchange Act, as the case may be, with the SEC since the Applicable Date. No Diamond Subsidiary is required to file any report, proxy statement, registration statement, form, schedule or other document with the SEC. The Diamond SEC Documents, as finally amended and publicly available and except to the extent that statements in the Diamond SEC Documents have been modified or superseded by later Diamond SEC Documents filed and publicly available prior to the date of this Agreement: (i) complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Diamond SEC Documents, in each case as in effect at the time of its filing and
(ii) did not, and any Diamond SEC Documents filed or furnished subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (c) (i) Each of the consolidated balance sheets included in or incorporated by reference into the Diamond SEC Documents filed prior to the date of this Agreement present fairly, and each of the consolidated balance sheets included in or incorporated by reference into Diamond SEC Documents filed on or after the date of this Agreement, will present fairly, in all material respects as of their respective dates, the consolidated financial position of Diamond and its consolidated Subsidiaries as of its date, and (ii) each of the consolidated statements of income, stockholders' equity and comprehensive income and cash flows included in or incorporated by reference into the Diamond SEC Documents filed prior to the date of this Agreement, present fairly and each of the consolidated statements of income, stockholders' equity and comprehensive income and cash flows included in or incorporated by reference into the Diamond SEC Documents filed on or after the date of this Agreement, will present fairly, in all material respects for the respective periods covered, the results of operations and cash flows of Diamond and its consolidated Subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied except as noted therein (subject, in the case of unaudited statements, to the absence of information or notes not required by GAAP to be included in interim financial statements and to normal year-end adjustments).

                  (d) Diamond maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Diamond (1) maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that information required to be disclosed by Diamond in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the times periods specified in the SEC's rules and forms, including that information required to be disclosed by Diamond in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of Diamond as appropriate to allow timely decisions regarding required disclosure and (2) has disclosed, based upon the most recent (prior to the date of this Agreement) evaluation by the chief executive officer and chief financial officer of Diamond of Diamond's internal control over financial reporting, to its auditors and the audit committee of Diamond Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of Diamond's internal control over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Diamond's internal control over financial reporting.

                  (e) Since the Applicable Date through the date of this Agreement, (x) neither Diamond nor any Diamond Subsidiary has received any material complaint regarding accounting, internal accounting controls or auditing matters of Diamond or any Diamond Subsidiary or any material concerns from employees of Diamond or any Diamond Subsidiary regarding questionable accounting or auditing matters with respect to Diamond or any Diamond Subsidiary and (y) no attorney representing Diamond or any Diamond Subsidiary, whether or not employed by Diamond or any Diamond Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Diamond or any of its officers, directors, employees or agents to Diamond Board of Directors or any committee thereof or to the General Counsel or Chief Executive Officer of Diamond pursuant to the rules of the SEC adopted under Section 307 of Sarbanes-Oxley.

                  (f) Since the Applicable Date, Diamond has complied in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated under such act and the Exchange Act (collectively "Sarbanes Oxley") and the rules and regulations of the NYSE that are applicable to Diamond. Since the Applicable Date, Diamond's auditors and chief executive officer and chief financial officer have given all certifications, attestations and reports required pursuant to the rules and regulations adopted pursuant to Section 404 of Sarbanes Oxley.

         Section 3.7 Absence of Certain Changes.

                  (a) Since the Balance Sheet Date and until the date of this Agreement, Diamond and each of the Diamond Subsidiaries have in all material respects conducted their business in the ordinary course consistent with past practice (other than activities in connection with and arising out of this Agreement).

                  (b) Since the Balance Sheet Date and until the date of this Agreement, there has not been a Diamond Material Adverse Effect.

                  (c) Since the date of this Agreement, there has not been a Diamond Material Adverse Effect.

         Section 3.8 No Undisclosed Liabilities. Neither Diamond nor any of the Diamond Subsidiaries has any liabilities or obligations of a kind (whether or not required by GAAP to be reflected on Diamond's financial statements), other than: (a) Liabilities reflected or provided for in the consolidated balance sheets included in or incorporated by reference into the Diamond SEC Documents filed prior to the date of this Agreement or in the notes thereto, (b) Liabilities incurred in the ordinary course of business since the Balance Sheet Date, (c) Liabilities arising, or permitted to be incurred, under this Agreement (including Section 5.1), and (d) those other Liabilities as would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

         Section 3.9 Compliance with Applicable Laws.

                  (a) Diamond and the Diamond Subsidiaries hold all permits, licenses, certificates, registrations, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary or required for the lawful conduct of their respective businesses and for the ownership, operation or lease of their respective properties (the "Diamond Permits"), except where the failure to so hold would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect. Diamond and the Diamond Subsidiaries are in compliance with the terms of Diamond Permits and, to the Knowledge of Diamond, no suspension or cancellation thereof is pending or threatened, except where the failure to so comply or any such suspension of cancellation would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

                  (b) The conduct by Diamond and the Diamond Subsidiaries of their respective businesses currently and since the Applicable Date is and has been in compliance with applicable Law, except where the failure to comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

                  (c) To the Knowledge of Diamond, no investigation or review by any Governmental Entity with respect to Diamond or any Diamond Subsidiary or any of their respective properties or assets or any of their respective officers or directors in their capacity as officers or directors is pending or threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

         Section 3.10 Litigation. There is no litigation, arbitration, suit, claim, action, charge or proceeding ("Litigation") pending, or, to the Knowledge of Diamond, threatened in writing against Diamond or any Diamond Subsidiary or any of their respective properties or assets or any of their respective officers or directors that has a reasonable likelihood of a determination adverse to Diamond or the Diamond Subsidiaries, which determination would reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect. There is no Order outstanding against Diamond or any Diamond Subsidiary which would reasonably be expected to have, individually or in the aggregate with all other Orders, a Diamond Material Adverse Effect.

         Section 3.11 Taxes.

                  (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect:

                           (i) Diamond and the Diamond Subsidiaries each (x) has
filed (or had filed on its behalf) all Tax Returns required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Entity) and (y) has paid (or had paid on its behalf) all Taxes required to be paid by Diamond or any of the Diamond Subsidiaries. All Taxes which Diamond or any of the Diamond Subsidiaries are required to withhold under applicable Law have been withheld and timely paid to the appropriate Governmental Entity. To the Knowledge of Diamond, such Tax Returns are true and complete. True and complete copies of all federal Tax Returns that have been filed with the Internal Revenue Service (the "IRS") by Diamond with respect to the taxable years commencing on or after January 1, 2003 have been provided or made available to representatives of Ruby. There is no audit, claim or assessment pending or proposed in writing with respect to Taxes of Diamond or any of the Diamond Subsidiaries. Neither Diamond nor any of the Diamond Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending the period for assessment or collection of income or other material Taxes (including any applicable statute of limitation), which waiver or extension is currently in effect. There are no Liens for Taxes upon the assets of Diamond or any of the Diamond Subsidiaries, except Liens for Taxes not yet due and payable, or being contested in good faith by appropriate proceedings and provided that adequate reserves in accordance with GAAP have been set aside for the payment thereof.

                           (ii) Neither Diamond nor any of the Diamond
Subsidiaries is a party to any Tax sharing or similar agreement or arrangement other than any agreement or arrangement solely between Diamond and any Diamond Subsidiaries, pursuant to which it will have any obligation to make any payments after the Closing.

                           (iii) Neither Diamond nor any of the Diamond
Subsidiaries has engaged in any reportable transaction as defined in Treasury Regulations Section 1.6011-4(b)(1), as modified by applicable IRS pronouncements, or is a material advisor as defined in Section 6111(b) of the Code.

                           (iv) Neither Diamond nor any of the Diamond
Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(a) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the last five years.

         Section 3.12 Pension and Benefit Plans; ERISA.

                  (a) Section 3.12(a) of the Diamond Disclosure Letter lists each material "employee welfare plan" and material "employee pension benefit plan" (as those terms are respectively defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), other than a "multiemployer plan" (as defined in Section 3(37) of ERISA), and each material incentive compensation plan, stock plan, profit-sharing, unemployment compensation plan, vacation pay, severance pay, post-employment, benefit plan or arrangement, and each material employment, severance, termination, consultancy or other similar agreement, in each case that Diamond or any Diamond Subsidiary sponsors, participates in or contributes to for the benefit of employees or former employees of Diamond and/or the Diamond Subsidiaries (each, a "Diamond Employee Benefit Plan"). Each Diamond Employee Benefit Plan has been made available to Ruby.

                  (b) Section 3.12(b) of the Diamond Disclosure Letter lists each material "multiemployer plan" (as defined in Section 3(37) of ERISA) that Diamond or any Diamond Subsidiary participates in or contributes to for the benefit of employees or former employees of Diamond and/or the Diamond Subsidiaries (each, a "Diamond Multiemployer Plan"). Neither Diamond nor the Diamond Subsidiaries or any of their ERISA Affiliates has completely or partially withdrawn from any Diamond Multiemployer Plan, except as would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect. No withdrawal liability to any Diamond Multiemployer Plan that is material in the aggregate has been or is reasonably expected to be incurred with respect to any Diamond Multiemployer Plan by Diamond nor the Diamond Subsidiaries or any of their ERISA Affiliates, except as would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

                  (c) All Diamond Employee Benefit Plans comply and have been administered in compliance with all applicable requirements of Law, except where the failure to comply or administer would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

                  (d) (A) Each Diamond Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending an application for such determination from the IRS with respect to those provisions for which the remedial amendment period under Section 401(b) of the Code has not expired, and no such determination letter has been revoked; and (B) no event has occurred that would reasonably be expected to give rise to disqualification of any plan under those sections, the effect of which would reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

                  (e) There is no Litigation (other than routine claims for benefits) pending or, to the Knowledge of Diamond, threatened involving any Diamond Employee Benefit Plan or the assets thereof with respect to which there is a reasonable likelihood of a determination adverse to Diamond or any of the Diamond Subsidiaries, which determination would reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

                  (f) Except with respect to any Diamond Employee Benefit Plan or other Contract or arrangement set forth in Section 3.12(f) of the Diamond Disclosure Letter, the consummation of the Merger will not (either alone or together with any other event) entitle any current or former employee or director of Diamond or the Diamond Subsidiaries to any payment, bonus, retirement, severance, job security or similar benefit or enhance any benefit, or accelerate the time of payment, vesting or exercisability or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any Diamond Employee Benefit Plan or any collective bargaining agreement, and, except with respect to any Diamond Employee Benefit Plan or other Contract or arrangement set forth in Section 3.12(f) of the Diamond Disclosure Letter, no amount or benefit to be paid or provided in connection with the consummation of those transactions will constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

                  (g) There are no outstanding offering periods under the ESPPs.

         Section 3.13 Labor.

         Except as set forth in Section 3.13 of the Diamond Disclosure Letter:

                  (a) Except with respect to non-material grievance settlements, Diamond and the Diamond Subsidiaries are neither party to, nor bound by, any labor agreement, collective bargaining agreement, or any other labor-related agreement or arrangement with any labor union, labor organization or works council; and, to the Knowledge of Diamond, no employees of Diamond or the Diamond Subsidiaries are represented by any labor union, labor organization or works council with respect to their employment with Diamond or the Diamond Subsidiaries. Each such labor agreement, collective bargaining agreement, or any other labor-related agreement or arrangement, except non-material grievance settlements, has been made available to Ruby and (assuming due authorization, execution and delivery by the other parties thereto) is in effect.

                  (b) No labor union, labor organization, works council, or group of employees of Diamond or any of the Diamond Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Diamond, threatened in writing to be brought or filed with the National Labor Relations Board or any other foreign or domestic labor relations tribunal or authority. To the Knowledge of Diamond, no labor union organizing activities exist with respect to any employees of Diamond or any Diamond Subsidiary.

                  (c) From January 1, 2005, there has been no actual strike, lockout, slowdown or work stoppage against or affecting Diamond or the Diamond Subsidiaries nor, to the Knowledge of Diamond, is there any present written threat of such a strike, lockout, slowdown or work stoppage.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect, Diamond and the Diamond Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers' compensation, labor relations and practices, employee leave issues and unemployment insurance.

                  (e) Diamond and the Diamond Subsidiaries are in compliance with all notice and other requirements under the Workers' Adjustment and Retraining Notification Act ("WARN Act") and neither Diamond nor any Diamond Subsidiary has any Liabilities that are payable pursuant to the WARN Act. Except as would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect, Diamond and each of the Diamond Subsidiaries is in compliance with all notice and other requirements of any foreign, state or local law similar to the WARN Act relating to plant closings and layoffs (collectively, "Other WARN Laws"), and, except as would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect, neither Diamond nor any Diamond Subsidiary has any Liabilities that are payable pursuant to Other WARN Laws.

                  (f) To Diamond's knowledge, neither Diamond nor the Diamond Subsidiaries, as applicable, are required by Law prior to the execution of this Agreement to provide notice to or obtain the consent or opinion of any labor union, labor organization or works council in connection with the execution of this Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

         Section 3.14 Intellectual Property. Section 3.14 of the Diamond Disclosure Letter sets forth each classification and jurisdiction in which each of the names and marks WALL STREET JOURNAL, DOW JONES and MARKETWATCH (the "Key Marks") are registered by Diamond or any Diamond Subsidiary or for which applications therefor by Diamond or any Diamond Subsidiary are pending. Diamond and the Diamond Subsidiaries are the sole and exclusive beneficial and record owners of such registrations and applications free and clear of all security interests, pledges and liens and, to the Knowledge of Diamond, there are no significant restrictions on Diamond's or any Diamond Subsidiary's rights to own, use, or otherwise exploit the Key Marks for the goods and services and jurisdictions with respect to which the Key Marks are registered as specified in
Section 3.14 of the Diamond Disclosure Letter. To the Knowledge of Diamond, all material applications for the Key Marks are subsisting and valid, and all material registrations for the Key Marks are subsisting, valid and enforceable. To the Knowledge of Diamond, the conduct of the business of Diamond and the Diamond Subsidiaries as currently conducted does not infringe or otherwise violate, and has not in the past two (2) years infringed or otherwise violated, any Third-Party Intellectual Property Rights except where any infringement would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect. As of the date of this Agreement, there is no Litigation pending or, to the Knowledge of Diamond, threatened, (i) alleging that the conduct of the business of Diamond or any of the Diamond Subsidiaries is infringing or otherwise violating any Third-Party Intellectual Property Rights, (ii) challenging the ownership or validity of any of the Diamond Intellectual Property Rights or (iii) challenging the license or legally enforceable right to the use of Third-Party Intellectual Property Rights by Diamond or any Diamond Subsidiary which (x) would reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect or (y) concerns the use of the Key Marks for the goods and services and jurisdictions specified in Section 3.14 of the Diamond Disclosure Letter. To the Knowledge of Diamond, each of Diamond and the Diamond Subsidiaries owns, or has a valid license to use, free and clear of all security interests, pledges or liens, all Intellectual Property used in the operation of its business as presently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect. To the Knowledge of Diamond, the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Diamond's or any Diamond Subsidiary's right to own, use, or hold for use all Intellectual Property as owned, used, or held for use in the conduct of the business of Diamond and the Diamond Subsidiaries as currently conducted, except as (x) would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect and (y) does not concern the Key Marks.

         Section 3.15 Environmental Matters.

                  (a) To the Knowledge of Diamond, neither Diamond nor any Diamond Subsidiary is in violation of any applicable Law or Order relating to pollution or protection of public health and safety, the environment (including indoor or ambient air, surface water, groundwater, land surface or subsurface) or natural resources, including laws and regulations relating to the release or threatened release of any pollutant, contaminant, toxic, hazardous or dangerous substance or waste, including asbestos or any substance containing asbestos, polychlorinated biphenyls, petroleum or petroleum products (including crude oil and any fraction thereof), and other hazardous biological materials, including mold (collectively, "Hazardous Materials") or to the manufacture, management, possession, presence, generation, processing, distribution, use, treatment, storage, disposal, transportation, abatement, removal, remediation or handling of, or exposure to, Hazardous Materials (collectively, "Environmental Laws"), except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

                  (b) Diamond and Diamond Subsidiaries (i) hold all material permits, approvals, identification numbers, licenses and other authorizations required under any Environmental Law to own or operate their assets as currently owned and operated ("Environmental Permits") and (ii) are in compliance with, and have not violated any of, their respective Environmental Permits except, in each case, where the failure to hold these authorizations or to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

                  (c) To the Knowledge of Diamond, (i) neither Diamond nor any Diamond Subsidiary has released Hazardous Materials on or from any real property currently or formerly owned, leased or operated by Diamond or any of the Diamond Subsidiaries, and (ii) no Hazardous Materials or other conditions are present on any real property currently or formerly owned, leased or operated by Diamond or any of the Diamond Subsidiaries, in any case, that would result in a liability to Diamond or any Diamond Subsidiary under or in connection with any Environmental Law or under common law which would reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

                  (d) There is no pending or, to the Knowledge of Diamond, threatened Litigation relating to Hazardous Materials or any Environmental Law against Diamond or any of the Diamond Subsidiaries that has a reasonable likelihood of a determination adverse to Diamond or the Diamond Subsidiaries, which determination would reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect. Neither Diamond nor any Diamond Subsidiary has entered into or agreed to any Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or clean up of Hazardous Materials except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect. Neither Diamond nor any of the Diamond Subsidiaries has assumed, by contract or operation of law, any liability under any Environmental Law or relating to any Hazardous Materials, or is an indemnitor for any liability under any Environmental Law or relating to any Hazardous Materials except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

         Section 3.16 Material Contracts.

                  (a) All Contracts to which Diamond or any of the Diamond Subsidiaries is a party or is bound as of the date of this Agreement or to which any of their respective properties or assets is subject as of the date of this Agreement that are required pursuant to Item 601(10) of Regulation S-K or as "definitive material agreements" (as such terms is defined in Item 1.01 of Form 8-K of the SEC) under the Exchange Act, to be filed as an exhibit to any Diamond SEC Documents have been filed as an exhibit to the Diamond SEC Documents, and a correct and complete copy of each Contract set forth on Section 3.16 of the Diamond Disclosure Letter has been made available to Ruby prior to the date hereof (each such Contract, a "Diamond Contract"). All of the Diamond Contracts are valid and in full force and effect (assuming due authorization, execution and delivery by the other parties thereto) except (x) as set forth in the Diamond SEC Documents filed prior to the date of this Agreement; (y) to the extent they have previously expired or terminated in accordance with their terms; and (z) for any invalidity or failure to be in effect that would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect. Neither Diamond nor any of the Diamond Subsidiaries is in violation of or default under, and, to the Knowledge of Diamond, no other party is in violation or default under, any of the Contracts to which any of them is a party, except for those violations and defaults that would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

                  (b) True and complete copies of each such Diamond Contract (including all modifications and amendments and waivers thereunder) have been made available to Ruby.

         Section 3.17 Related Party Transactions. Since the Applicable Date there have been no Contracts entered into, and there are no Contracts in effect as of the date of this Agreement, between Diamond or any of the Diamond Subsidiaries, on the one hand, and their respective Affiliated Persons, including without limitation their directors and officers, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

         Section 3.18 Opinion of Financial Advisor. The Diamond Board of Directors has received the opinion of Goldman, Sachs & Co. to the effect that, as of the date of this Agreement, the $60 per share of Diamond Class A Stock in cash to be received by the holders of Diamond Class A Stock pursuant to this Agreement is fair from a financial point of view to such holders.

         Section 3.19 Brokers. Except for Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, whose fees will be paid by Diamond, there is no broker, investment banker, finder, intermediary or other Person that is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Diamond.

         Section 3.20 Inapplicability of Takeover Statutes. The Diamond Board of Directors has taken all necessary action so that any Antitakeover Law or other similar Law applicable to Diamond does not, and will not, apply to this Agreement or the consummation of the Merger or any other transaction contemplated by this Agreement.

         Section 3.21 Proxy Statement; Registration Statement. None of the information supplied or to be supplied by Diamond for inclusion or incorporation by reference in (i) the proxy statement/prospectus, or any amendment or supplement thereto, that will be provided to stockholders of Diamond in connection with the Merger and the other transactions contemplated by this Agreement (the "Proxy Statement") will, at the time the Proxy Statement is first mailed to the stockholders of Diamond and at the time of the Diamond Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the registration statement(s) on Form S-4 or any amendment or supplement thereto pursuant to which the Ruby Newco Class B Units to be issued in the Merger, the Ruby Options, Ruby Equity Rights and the Ruby Contingent Stock Rights to be issued pursuant to Sections 2.2 and the Ruby A Common Stock to be issued upon the exercise or settlement of such Ruby Options, Ruby Equity Rights and Ruby Contingent Stock Rights (as applicable) or from time to time following the Effective Time upon exchange of the Ruby Newco Class B Units will be registered with the SEC (the "Registration Statement") will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statement therein no misleading. The Proxy Statement in the form mailed to Diamond stockholders will comply in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. No representation or warranty is made by Diamond with respect to statements made or incorporated by reference therein based on information supplied by Ruby for inclusion or incorporation by reference in the Proxy Statement.

         Section 3.22 Real Estate.

                  (a) Diamond or one of the Diamond Subsidiaries has good, valid and marketable title to each parcel of real property owned in fee by Diamond or any of the Diamond Subsidiaries (the "Diamond Fee Property"), except as would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect. The Diamond Fee Property is not subject to any Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

                  (b) Diamond or one of the Diamond Subsidiaries has a subsisting and valid leasehold or other interest in (i) all real property leased, subleased, licensed or otherwise used or occupied by Diamond or any of the Diamond Subsidiaries, free and clear of all Liens, except in the case of any of the foregoing as would not reasonably be expected to have, individually or in the aggregate, a Diamond Material Adverse Effect.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF RUBY

         Except as set forth solely with respect to the representations and warranties of Ruby set forth in Sections 4.1, 4.6 and 4.11 in the Annual Report on Form 10-K for the year ended June 30, 2006 filed by Ruby with the SEC on August 23, 2006 and the 2006 definitive proxy statement of Ruby incorporated therein by reference, the Quarterly Reports on Form 10-Q for the quarters ended, September 30, 2006, December 31, 2006 and March 31, 2007 filed by Ruby on November 9, 2006, February 7, 2007 and May 9, 2007, respectively, the Current Reports on Form 8-K filed by Ruby after June 30, 2006 and prior to the date of this Agreement, and all amendments to any of the foregoing filed with the SEC prior to the date of this Agreement (the "Ruby Recent Filings") (other than statements in the Risk Factors sections that do not relate to historical facts and are forward-looking in nature and other forward-looking statements set forth in such Ruby Recent Filings) (provided that this clause shall apply only to the extent that nature and content of the disclosure in the Ruby Recent Filings is reasonably apparent on the face of the text of such disclosure to be applicable to the subject matter of, and, in the case of Section 4.11, reasonably specific as to matters and items that are the subject matter of, the representation or warranty set forth in the applicable Section identified in this clause), Ruby represents and warrants to Diamond as follows:

         Section 4.1 Organization and Good Standing. Each of Ruby, Ruby Newco and Merger Sub is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Ruby has all requisite corporate power and authority to own, lease, operate its properties, and to carry on its business as now being conducted, except where the absence thereof, individually or in the aggregate, would not reasonably be expected to have a Ruby Material Adverse Effect. Ruby is duly qualified or licensed to do business and is in good standing in each jurisdiction (to the extent that concept exists in such jurisdictions) in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Ruby Material Adverse Effect. Ruby has previously made available to Diamond complete and correct copies of Ruby's certificate of incorporation (the "Ruby Certificate of Incorporation") and bylaws (the "Ruby Bylaws"), Ruby Newco's certificate of formation and the Ruby Newco Operating Agreement and Merger Sub's certificate of incorporation and bylaws, in each case as currently in effect, and no dissolution, revocation or forfeiture proceedings regarding Ruby, Ruby Newco or Merger Sub have been commenced and neither Ruby, Ruby Newco nor Merger Sub is in violation of any provision of its certificate of Incorporation, bylaws, certificate of formation or operating agreement, as applicable, in any material respect.

         Section 4.2 Capitalization. As of the Effective Time, no more than that number of Ruby Newco Class A Units equal to the sum of (x) the number of shares of Diamond Common Stock converted into the right to receive the Cash Consideration in the Merger and (y) the quotient of (i) the aggregate Cash Consideration to be paid in accordance with Section 2.2 in respect of all stock options exercisable for shares of Diamond Common Stock (other than Out-of-the-Money Diamond Options), Diamond Equity Rights and Contingent Stock Rights (assuming no Option Conversion Elections, no Equity Right Conversion Elections and no Contingent Stock Right Conversion Elections), divided by (ii) the Cash Consideration, will be outstanding and no other equity securities will be outstanding (other than the Ruby Newco Class B Units issued pursuant to the Merger), and all Ruby Newco Class A Units that are outstanding will be owned by Ruby. All Ruby Newco Class B Units to be issued in the Merger have been reserved for issuance and will be, upon issuance, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right. All shares of Ruby A Common Stock to be issued upon exchange of Ruby Newco Class B Units have been reserved for issuance and will be, upon issuance, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right.

         Section 4.3 Authority; No Violations.

                  (a) Each of Ruby, Ruby Newco and Merger Sub has all requisite corporate or similar power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. Each of the Boards of Directors of Ruby and Merger Sub and the board of managers of Ruby Newco, has duly and validly authorized and approved the execution, delivery and performance of this Agreement by it and the consummation of the Merger and the other transactions contemplated by this Agreement, including entering into the Editorial Agreement, establishing the Special Committee and appointing the Initial Committee Members. Such resolutions have not been subsequently rescinded, modified or amended in any way adverse to Diamond. No other corporate or similar proceedings on the part of Ruby, Ruby Newco and Merger Sub and no approval of any equity holder of Ruby is necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.

                  (b) This Agreement has been duly and validly executed and delivered by each of Ruby, Ruby Newco and Merger Sub and, assuming due authorization, execution and delivery by Diamond, constitutes a legal, valid and binding obligation of each of Ruby, Ruby Newco and Merger Sub, enforceable against each of Ruby, Ruby Newco and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors' rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (c) The execution and delivery of this Agreement by each of Ruby, Ruby Newco and Merger Sub does not, and the performance by each of Ruby, Ruby Newco and Merger Sub of its obligations hereunder will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation, or result in the triggering of any payments or the loss of a benefit under, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of Ruby or any of the Ruby Subsidiaries, including Ruby Newco and Merger Sub, under, or require the consent or approval of any third party under, any provision of (i) the Ruby Certificate of Incorporation or the Ruby Bylaws, (ii) the charter, bylaws or other organizational documents of any of the Ruby Subsidiaries; (iii) any Contract to which Ruby or any Ruby Subsidiary is a party; or (iv) assuming the Governmental Consents and Filings referred to in Section 4.3 are duly and timely obtained or made, any Law or Order applicable to or binding upon Ruby or any of the Ruby Subsidiaries, other than, in the case of any of the foregoing clauses
(ii), (iii) and (iv), any of the foregoing that would not reasonably be expected to have, individually or in the aggregate, a Ruby Material Adverse Effect.

         Section 4.4 Governmental Approvals and Notices. No Governmental Consent or Filing is required by or on behalf of Ruby or any of Ruby Subsidiaries in connection with the execution and delivery of this Agreement by Ruby, the consummation by Ruby of the transactions contemplated hereby and the performance of its obligations hereunder, except for: (a) documents required to be filed under, and such other compliance with, applicable federal, state and foreign securities Laws; (b) the filing of the Certificate of Merger with, and the acceptance for record of the Certificate of Merger by, the Delaware Secretary of State; (c) any filings or notices required under the rules and regulations of the NYSE and the Australian Stock Exchange (the "ASX"); (d) those Governmental Consents and Filings as may be required in connection with state or local transfer and gains taxes; (e) compliance with any applicable requirements of the HSR Act and of laws, rules and regulations in foreign jurisdictions analogous to the HSR Act or otherwise governing antitrust or merger control matters; (f) those Governmental Consents and Filings as may be required by reason of the business or identity of Diamond or any of its Affiliates; (g) any filings under the New Jersey Industrial Site Recovery Act; (h) the NASD Approval; and (i) any other Governmental Consent or Filing where the failure to obtain or make the same would not reasonably be expected to have, individually or in the aggregate, a Ruby Material Adverse Effect.

         Section 4.5 Ruby SEC Documents; Financial Statements.

                  (a) Ruby has made available to Diamond (by public filing with the SEC or otherwise) each report, schedule, registration statement, other statement (including proxy statements) and information filed by Ruby with the SEC since the Applicable Date (the forms, statements, certifications, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments, the "Ruby SEC Documents").

                  (b) Ruby has timely filed all reports, proxy statements, registrations statements, forms, schedules and other documents (including all exhibits, schedules and annexes thereto) required to be filed by it under the Securities Act or the Exchange Act, as the case may be, with the SEC since the Applicable Date. No Ruby Subsidiary is required to file any report, proxy statement, registration statement, form, schedule or other document with the SEC. The Ruby SEC Documents, as finally amended and publicly available and except to the extent that statements in the Ruby SEC Documents have been modified or superseded by later Ruby SEC

Documents filed and publicly available prior to the date of this Agreement, (i) complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Ruby SEC Documents, in each case as in effect at the time of its filing and (ii) did not, and any Ruby SEC Documents filed or furnished subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (c) (i) Each of the consolidated balance sheets included in or incorporated by reference into the Ruby SEC Documents filed prior to the date of this Agreement present fairly, and each of the consolidated balance sheets included in or incorporated by reference into Ruby SEC Documents filed on or after the date of this Agreement, will present fairly, in all material respects, the consolidated financial position of Ruby and its consolidated Subsidiaries as of their respective dates, and (ii) each of the consolidated statements of income, stockholders' equity and comprehensive income and cash flows included in or incorporated by reference into the Ruby SEC Documents filed prior to the date of this Agreement, present fairly and each of the consolidated statements of income, stockholders' equity and comprehensive income and cash flows included in or incorporated by reference into the Ruby SEC Documents filed on or after the date of this Agreement, will present fairly, in all material respects, the results of operations and cash flows of Ruby and its consolidated Subsidiaries for the respective periods set forth therein in accordance with GAAP consistently applied except as noted therein (subject, in the case of unaudited statements, to the absence of information or notes not required by GAAP to be included in interim financial statements and to normal year-end adjustments).

         Section 4.6 Litigation. As of the date of this Agreement, there is no Litigation pending or, to the Knowledge of Ruby, threatened in writing against Ruby or any Ruby Subsidiary, other than any such Litigation that would not, individually or in the aggregate, reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement.

         Section 4.7 Ruby Newco; Merger Sub. Since the date of its incorporation, each of Ruby Newco and Merger Sub has not carried on any business or conducted any operations, and it will not do so, other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Each of Ruby Newco and Merger Sub was organized solely for the purpose of consummating the Merger and the transactions contemplated by this Agreement. All of the outstanding equity interests of Ruby Newco have been validly issued, are fully paid and nonassessable and are owned by, and at the Closing will be owned by, Ruby, free and clear of all Liens. All of the outstanding shares of capital stock of Merger Sub have been validly issued, are fully paid and nonassessable and are owned by, and at the Closing will be owned by, Ruby Newco, free and clear of all Liens.

         Section 4.8 Brokers. Except for J.P. Morgan Securities Inc., Allen & Co. and Centerview Partners, whose fees will be paid by Ruby, there is no broker, investment banker, finder, intermediary or other Person that is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Ruby.

         Section 4.9 Financing. At the Closing, Ruby will have (i) sufficient cash, available lines of credit or other sources of immediately available funds to deliver the aggregate Cash Consideration and any other amounts incurred or otherwise payable by Ruby, Ruby Newco or the Surviving Corporation in connection with the Merger and the other transactions contemplated by this Agreement and
(ii) the financial resources and capabilities to perform its obligations under this Agreement.

         Section 4.10 Proxy Statement; Registration Statement. None of the information supplied or to be supplied by Ruby or any Ruby Subsidiary for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and (ii) the Proxy Statement will, at the date of mailing to stockholders and at the time of the Diamond Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement will comply in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder. No representation or warranty is made by Ruby with respect to statements made or incorporated by reference therein based on information supplied by Diamond for inclusion or incorporation by reference in the Registration Statement.

         Section 4.11 Absence of Certain Changes. Since the Ruby Balance Sheet Date and until the date of this Agreement, there has not been a Ruby Material Adverse Effect.

                                    ARTICLE V

                                    COVENANTS

         Section 5.1 Conduct of Business of Diamond.

                  (a) During the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, except (i) as otherwise expressly provided by this Agreement, (ii) as otherwise required by applicable Law or the terms of any Contract of Diamond or any Diamond Subsidiary or any Diamond Employee Benefit Plan in effect as of the date of this Agreement,
(iii) as otherwise set forth in Section 5.1 of the Diamond Disclosure Letter or
(iv) as consented to by Ruby (which consent shall not be unreasonably withheld or delayed), Diamond shall, and shall cause each of the Diamond Subsidiaries to:
(A) in all material respects carry on their respective businesses in the ordinary course and consistent with past practice; (B) use commercially reasonable efforts to maintain and preserve intact their respective business organization and business relationships with third parties; and (C) use commercially reasonable efforts to retain the services of their respective key officers and employees.

                  (b) Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, except (A) as otherwise expressly provided by this Agreement; (B) as otherwise required by applicable Law or the terms of any Contract of Diamond or any Diamond Subsidiary or any Diamond Employee Benefit Plan in effect as of the date of this Agreement, (C) as otherwise set forth in Section 5.1 of the Diamond Disclosure Letter; or (D) as consented to by Ruby (which consent shall not be unreasonably withheld or delayed), Diamond shall not, and shall not permit any of the Diamond Subsidiaries to, directly or indirectly:

                           (i) (A) declare, set aside for payment or pay any
dividends on, or make any other distributions (whether in cash, shares, property or otherwise) in respect of, any shares of any class or series of capital stock of Diamond or any Diamond Subsidiary, other than (1) regular cash dividends to Diamond stockholders, in accordance with past practice, in an amount no greater than $0.25 per share per quarter, and (2) dividends or distributions declared, set aside or paid by any wholly owned Diamond Subsidiary to Diamond or any Diamond Subsidiary that is, directly or indirectly, wholly owned by Diamond, (B) split, combine, reclassify or amend the terms of any shares of any class or series of Diamond's capital stock, or (C) purchase, redeem or otherwise acquire (except for the repurchase of Diamond Common Stock in connection with the exercise of Diamond Options or in connection with the vesting or settlement of other equity and equity-linked awards outstanding as of the date of this Agreement or awarded after the date of this Agreement in accordance with the terms of this Agreement) any shares of any class or series of Diamond's capital stock;

                           (ii) authorize for issuance, issue, deliver, sell, or
grant any shares of any class or series of capital stock, any other voting, non-voting, convertible, exchangeable or redeemable securities or stock-based performance units of Diamond or Diamond Subsidiaries, or any option or other right to acquire any shares of any class or series of capital stock of Diamond or any Diamond Subsidiary, except for (a) the issuance of Diamond Common Stock in connection with the exercise of Diamond Options or the vesting or settlement of other equity or equity-linked awards outstanding as of the date of this Agreement or awarded after the date of this Agreement in accordance with the terms of this Agreement or the conversion of Diamond Class B Stock into Diamond Class A Stock, (b) annual grants and grants to new hires (other than Executive Officers of Diamond) of Diamond Options and other equity or equity-linked awards to employees of Diamond or any of the Diamond Subsidiaries in all material respects in the ordinary course of business consistent with past practice and
(c) payment to the members of the Diamond Board of Directors a pro rata portion of their deferred common stock equivalent fee for the quarter in which the Closing Date occurs, based on the number of the days in such quarter prior to and including the Closing Date, payable in cash based on the number of such share equivalents and the Cash Consideration;

                           (iii) (A) amend the Diamond Certificate of
Incorporation or the Diamond Bylaws or the organizational documents of any Diamond Subsidiary or amend the terms of any equity or debt securities issued by Diamond or any Diamond Subsidiary (other than those held by Diamond or any wholly owned Diamond Subsidiary) or (B) (x) adopt any stockholder rights plan or
(y) take any action to exempt any Third Party from any applicable Antitakeover Law; provided that the restriction contained in the foregoing clause (y) shall not prohibit Diamond from taking, or require Diamond to obtain the consent of Ruby to take, any action otherwise permitted under Section 5.3;

                           (iv) (A) acquire or agree to acquire (by merger,
consolidation, acquisition of stock or assets or by any other manner) a "cognizable" ownership interest (as defined at Note 2 to 47 C.F.R. Section 73.3555) in any broadcast radio or television station, daily English-language newspaper or cable television system; (B) acquire or agree to acquire any other assets other than (x) investments in publicly traded securities constituting three percent (3%) or less of an outstanding class of securities of any entity; provided that such investments shall not exceed $25 million, on an individual basis, and $100 million, on an aggregate basis, (y) acquisitions involving consideration of less than $25 million, on an individual basis, and $100 million, on an aggregate basis or (z) the purchase of equipment, goods, services, newsprint and other raw material and inventory in all material respects in the ordinary course of business consistent with past practice; or
(C) sell, pledge, mortgage, sell and leaseback, dispose of (including a disposition on account of a lease termination), transfer, lease (as lessor), license (as licensor), abandon, fail to maintain or encumber, or authorize the sale, pledge, disposition, transfer, lease (as lessor), license (as licensor), abandonment, failure to maintain or encumbrance of, any assets or properties of Diamond or any Diamond Subsidiaries (including real property), other than such transactions involving assets or properties with a fair market value in excess of $25 million individually or $100 million in the aggregate, except for sales or dispositions of equipment and inventory and licensing of news, data and Intellectual Property, in each case, in all material respects in the ordinary course of business consistent with past practice;

                           (v) (A) change any of its methods, principles or
practices of financial accounting in effect, other than as required by GAAP or regulatory guidelines; (B) adopt or change any of its material Tax accounting methods, principles or practices; (C) prepare or file any material Tax Return inconsistent in any material respect with past practice or, on any Tax Return, take any position that is inconsistent in any material respect with past practice; (D) make or change or revoke any material election with respect to Taxes; (E) materially amend any Tax Return; or (F) settle or compromise any material claim or assessment relating to Taxes, enter into any closing agreement relating to Taxes or consent to any material claim or audit relating to Taxes, in each case other than in the ordinary course of business, provided that such action in the ordinary course of business would not have the effect of materially increasing the Tax liability of Diamond and the Diamond Subsidiaries on a consolidated basis for any taxable period that ends after the Closing Date or materially decreasing any Tax attribute of Diamond and the Diamond Subsidiaries on a consolidated basis for any taxable period that ends after the Closing Date;

                           (vi) (A) terminate any Diamond Employee Benefit Plan
or amend any Diamond Employee Benefit Plan with any Executive Officer or with any non-

Executive Officer (other than in all material respects in the ordinary course of business consistent with past practice), or adopt any new employee benefit plan, incentive plan, severance agreement, bonus plan, compensation, special remuneration, retirement, health, life, disability, stock option or other plan, program, agreement or arrangement with any Executive Officer, or with any non-Executive Officer (other than in all material respects in the ordinary course of business consistent with past practice); (B) enter into any new, or amend any existing, employment, severance, change in control, tax gross-up, deferred compensation or other similar agreement or arrangement with any non-Executive Officer other than in all material respects in the ordinary course of business consistent with past practice or with any Executive Officer; (C) establish, pay, agree to grant or increase any bonus, stay bonus, retention bonus or any similar benefit under any plan, agreement, award or arrangement with any non-Executive Officer other than in all material respects in the ordinary course of business consistent with past practice or with any Executive Officer; (D) hire or terminate (other than for cause) any Executive Officer; (E) increase any salary or other compensation of any employee of Diamond or any Diamond Subsidiary, other than in all material respects in the ordinary course of business consistent with past practice; (F) enter into any new, or amend any existing, labor agreement, collective bargaining agreement, or any other labor-related agreement or arrangement with any labor union, labor organization or works council (provided that, for the sake of clarity, neither this clause (F) nor any other provision hereof shall be interpreted to interfere with Diamond's duty to bargain in good faith under the NLRA or other similar foreign, state or local laws); or (G) commence an offering period under any of the ESPPs; provided that, notwithstanding anything set forth in this Section 5.1 to the contrary, Diamond shall be permitted prior to the Closing Date to amend in consultation with Ruby the Diamond Deferred Compensation Plan and similar programs (including, but not limited to, the director deferred compensation plan in respect of deferred common stock equivalents, the Supplementary Benefits Plan and the executive death benefit plan) to allow participants therein to make elections to accelerate the time and amounts of payments thereunder provided such amendments are made in compliance with Section 409A of the Code and applicable guidance thereunder and in a manner that does not increase benefit levels under such plans or programs;

                           (vii) settle or compromise any material Litigation
brought by or against Diamond or any Diamond Subsidiary;

                           (viii) (A) enter into any material Contract or other
material transaction between Diamond or any Diamond Subsidiary and any Affiliated Person of Diamond, other than in the ordinary course of business on terms no less favorable to Diamond than the terms governing transactions with Third Parties; or (B) amend or modify in any material respect, cancel or terminate other than in accordance with its terms, or waive, release or assign any material rights or claims with respect to, any Diamond Contract or enter into any Contract that would be a Diamond Contract if entered into prior to the date of this Agreement, other than in the case of this clause (B), (x) in all material respects in the ordinary course of business consistent with past practice, and (y) as otherwise permitted under this Section 5.1(b);

                           (ix) alter the corporate form of Diamond or any
Diamond Subsidiary or the ownership of any Diamond Subsidiary, including through the adoption of a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

                           (x) incur or commit to any capital expenditures in
excess of the aggregate amount set forth in the capital expenditure budget plan delivered to Ruby prior to the date of this Agreement and set forth in Section 5.1(b)(x) of the Diamond Disclosure Letter, except that, during the fiscal year beginning on January 1, 2008, Diamond may incur or commit aggregate capital expenditures up to 115% of the aggregate amount set forth in such capital expenditure budget plan for such fiscal year;

                           (xi) other than in the ordinary course of business,
grant or acquire, agree to grant to or acquire from any Person, or dispose of or permit to lapse any rights to, any material Intellectual Property, or disclose or agree to disclose to any Person, other than representatives of Ruby, any material trade secret; or

                           (xii) enter into any binding agreement, understanding
or arrangement take any of the actions prohibited by this Section 5.1(b).

         Section 5.2 Preparation of Registration Statement and Proxy Statement; Diamond Stockholder Meeting.

                  (a) (i) As promptly as practicable following the date of this Agreement but in no event later than thirty (30) Business Days thereafter, (A) Ruby and Ruby Newco shall prepare and file with the SEC the Registration Statement; (B) Diamond shall prepare and cause to be filed with the SEC the Proxy Statement relating to the matters to be submitted to the stockholders of Diamond at the Diamond Stockholder Meeting; and (C) each party shall cooperate with the other party in the preparation of the foregoing documents.

                           (ii) Each of Ruby, Ruby Newco and Diamond shall use
its reasonable best efforts to have the Registration Statement declared effective by the SEC under the Securities Act, and Diamond shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC, as promptly as practicable after the date of this Agreement, and Diamond, Ruby Newco and Ruby shall use their respective reasonable best efforts to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated by this Agreement. As promptly as practicable following the date of this Agreement, each of Ruby, Ruby Newco and Diamond shall make all other filings required to be made by it with respect to the Merger and the transactions contemplated hereby under the Securities Act and the Exchange Act and applicable state "blue sky" Laws. Each of Ruby, Ruby Newco and Diamond shall, as promptly as practicable after receipt thereof, provide the other parties with copies of any written comments, and advise each other of any oral comments, with respect to the Registration Statement or Proxy Statement received from the SEC, and respond promptly to any such comments. Diamond shall use its reasonable best efforts to cause the Proxy Statement to be mailed to Diamond's stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.

                           (iii) Each of Ruby, Ruby Newco and Diamond shall
advise the other party, promptly after it receives notice, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Ruby Newco Class B Units issuable in connection with the Merger or the Shares of Ruby A Common Stock issuable upon exchange of the Ruby Newco Class B Units. If, at any time prior to the Effective Time, any information relating to Ruby or Diamond or any of their respective Affiliates is discovered by Ruby, Ruby Newco or Diamond that should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party discovering this information shall promptly notify the other parties and, to the extent required by Law, the parties shall cause an appropriate amendment or supplement describing this information to be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Diamond.

                  (b) Diamond shall (i) take all lawful action necessary to establish a record date for, duly call, give notice of, convene and hold the Diamond Stockholder Meeting for the purpose of having this Agreement adopted by the stockholders of Diamond in accordance with applicable Law as promptly as reasonably practicable following the date upon which the Registration Statement becomes effective; (ii) use reasonable best efforts to solicit the adoption of this Agreement by the stockholders of Diamond and to take all lawful action necessary or advisable to obtain the Diamond Stockholder Approval; and (iii) subject to the immediately succeeding sentence, include in the Proxy Statement the recommendation of the Diamond Board of Directors that the stockholders of Diamond adopt this Agreement (the "Recommendation"). The Diamond Board of Directors shall not withdraw, qualify, modify, or publicly announce its intent to withdraw, qualify or modify, in each case in a manner adverse to Ruby, Ruby Newco or Merger Sub, the Recommendation (a "Recommendation Withdrawal"); provided, that the provision of factual information by Diamond to its stockholders shall not be deemed to constitute a Recommendation Withdrawal so long as the disclosure through which such factual information is conveyed, taken as a whole, is not contrary to or materially inconsistent with the Recommendation; provided, further, that at any time prior to obtaining the Diamond Stockholder Approval, the Diamond Board of Directors may effect a Recommendation Withdrawal if, and only if, (x) the Diamond Board of Directors determines in good faith (after consultation with outside counsel) that failure to take this action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law and (y) in the case of any Recommendation Withdrawal (other than a Recommendation Withdrawal in connection with Diamond's entering into a definitive agreement for, or recommending a Superior Acquisition Proposal, which shall be governed by Section 5.3(c)), Diamond provides to Ruby at least one (1) Business Day's prior written notice of its intention to make a Recommendation Withdrawal. In the event of any Recommendation Withdrawal in accordance with this Section 5.2(b) or any recommendation of a Superior Acquisition Proposal in accordance with Section 5.3(c) (in each case, not accompanied by the termination of this Agreement by Ruby in accordance with
Section 7.1(g) or by Diamond
in accordance with Section 7.1(h), as the case may be), Diamond shall provide Ruby with Diamond's stockholder list and, following such Recommendation Withdrawal or recommendation of a Superior Acquisition Proposal until such time as this Agreement is terminated in accordance with its terms, Ruby may contact Diamond's stockholders and prospective investors without regard to the limitations set forth in Section 5.7. In the event that this Agreement is terminated pursuant to its terms, Ruby shall promptly return such stockholder list.

         Section 5.3 No Solicitation.

                  (a) Subject to Section 5.3(b), until the earlier of the Closing and the termination of this Agreement in accordance with its terms, none of Diamond, the Diamond Subsidiaries or any of their respective officers shall, and each of Diamond and the Diamond Subsidiaries shall use its reasonable best efforts to cause its other Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by way of furnishing nonpublic information or providing access to the properties, books or records of Diamond or the Diamond Subsidiaries) the submission of any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Diamond Acquisition Proposal or engage in any discussions or negotiations with a Person or Persons who have made, or, to the Knowledge of Diamond, may make, a Diamond Acquisition Proposal, or their respective Representatives with respect to any Diamond Acquisition Proposal or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly encourage, any such inquiries, proposals, discussions or negotiations; (ii) approve or recommend a Diamond Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar agreement providing for a Diamond Acquisition Proposal; or (iii) submit to the stockholders of Diamond for their approval or adoption any Diamond Acquisition Proposal or, agree or publicly announce any intention to take any of the foregoing actions. Diamond shall, and shall cause each Diamond Subsidiary and its and their respective officers to, and each of Diamond and the Diamond Subsidiaries shall use its reasonable best efforts to cause each of its other Representatives to, cease immediately and terminate any and all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, a Diamond Acquisition Proposal and Diamond shall promptly (and in any event within five (5) Business Days) request that all confidential information with respect thereto furnished by or on behalf of Diamond be returned.

                  (b) Notwithstanding anything to the contrary contained in
Section 5.3(a), if at any time prior to obtaining the Diamond Stockholder Approval, (i) Diamond has received a bona fide written Diamond Acquisition Proposal from a Third Party that did not result from a breach of Section 5.2(b) or Section 5.3(a) of this Agreement (and did not result from actions taken by any director of Diamond that would have constituted a breach of Section 5.3(a) if such actions had been taken by an officer of Diamond) and (ii) the Diamond Board of Directors determines in good faith, after consultation with its independent financial advisors and outside counsel, that the Diamond Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Acquisition Proposal, then Diamond may (A) furnish information with respect to Diamond and the Diamond Subsidiaries to the Person or Persons making such Diamond Acquisition Proposal and their respective Representatives and financing sources and potential purchasers of a portion of Diamond's assets or businesses and their respective Representatives and financing sources and (B) participate in discussions or negotiations with the Person or Persons making such Diamond Acquisition Proposal and their respective Representatives and financing sources and potential purchasers of a portion of Diamond's assets or businesses and their respective Representatives and financing sources; provided that the aggregate number of potential purchasers of a portion of Diamond's assets or businesses to whom information may be furnished under clause (A) and/or who may be permitted to participate in discussions or negotiations under clause (B) shall not exceed six (6); provided further that (x) Diamond will not, and will not allow its Representatives to, disclose any non-public information to any Person or Persons making such Diamond Acquisition Proposal, their respective Representatives or sources of financing unless the Person or Persons making the Diamond Acquisition Proposal enter into an Acceptable Confidentiality Agreement and Diamond will not, and will not allow its Representatives to, disclose any non-public information to any potential purchaser of a portion of Diamond's assets or businesses or their respective Representatives or financing sources unless the potential purchaser enters into an Acceptable Confidentiality Agreement, and (y) Diamond will promptly provide to Ruby any non-public information concerning Diamond or the Diamond Subsidiaries provided to such Person or Persons making such Diamond Acquisition Proposal, any potential purchaser of a portion of Diamond's assets or businesses or their respective Representatives or financing sources that was not previously provided to Ruby. Diamond shall promptly (and in any event within one (1) Business Day) notify Ruby in the event it receives a Diamond Acquisition Proposal or any request or inquiry that would reasonably be expected to lead to a Diamond Acquisition Proposal from a Person or group of related Persons, including by notifying Ruby of the identity of the Person or Persons making such Diamond Acquisition Proposal, request or inquiry and the material terms and conditions thereof. Without limiting the foregoing, Diamond shall promptly (and in any event within one (1) Business Day) notify Ruby if it determines to begin providing non-public information or to engage in negotiations concerning a Diamond Acquisition Proposal. Diamond shall inform Ruby on a prompt and current basis of any material change in the material terms or conditions of a Diamond Acquisition Proposal (it being understood that any change in price shall be deemed to be a material change in a material term) and promptly provide Ruby with copies of any written Diamond Acquisition Proposals received by Diamond.

         Promptly upon determination by the Diamond Board of Directors that a Diamond Acquisition Proposal constitutes a Superior Acquisition Proposal in accordance with Section 7.1(h), Diamond shall deliver to Ruby a written notice advising Ruby that the Diamond Board of Directors has so determined, specifying the material terms and conditions of such Superior Acquisition Proposal (including the terms of the consideration that the holders of shares of Diamond Common Stock will receive per share of Diamond Common Stock and including any written agreement providing for a Superior Acquisition Proposal and the identity of the Person making such Superior Acquisition Proposal).

                  (c) Notwithstanding anything in this Agreement to the contrary and in addition to the rights of the Diamond Board of Directors under Section 5.2(b), if, at any time prior to obtaining the Diamond Stockholder Approval, Diamond receives a Diamond Acquisition Proposal which the Diamond Board of Directors concludes in good faith constitutes a Superior Acquisition Proposal, the Diamond Board of Directors may (x) recommend the Diamond Acquisition Proposal to the stockholders of Diamond and/or (y) terminate this Agreement to enter into a definitive agreement with respect to the Superior Acquisition Proposal if the Diamond Board of Directors determines in good faith, after consultation with outside counsel, that failure to take this action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law. Diamond may not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless Diamond is in compliance in all material respects with this Section 5.3 and prior to or concurrently with such termination Diamond pays the Break-Up Fee payable pursuant to Section 7.1(h); and the Diamond Board of Directors may not recommend a Superior Acquisition Proposal pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless Diamond shall have provided prior written notice ("Superior Proposal Notice") to Ruby, at least three (3) Business Days in advance of its intention to recommend, or terminate this Agreement to enter into a definitive agreement with respect to, a Superior Acquisition Proposal (it being understood that delivering a Superior Proposal Notice, or disclosure thereof, shall not entitle Ruby to terminate this Agreement pursuant to Section 7.1(g)(i)-(iv)); provided, further, that in the event of any material change to the material terms of a Superior Acquisition Proposal (it being understood that a change in price shall be deemed to be a material change to a material term), the Diamond Board of Directors shall deliver to Ruby a written notice specifying the material terms and conditions of such modified Superior Acquisition Proposal (including the terms of the consideration that the holders of shares of Diamond Common Stock will receive and including any written agreement providing for a Superior Acquisition Proposal and the identity of the Person making such Superior Acquisition Proposal), and if the three (3) Business Day period referenced above would otherwise expire within forty-eight (48) hours after delivery of such notice, such period shall be extended until forty-eight (48) hours from delivery of the notice. To the extent that Ruby proposes changes to the terms of this Agreement during the three (3) Business Day period referred to above (as extended), Diamond shall negotiate in good faith with Ruby with respect to such changes during such period.

                  (d) As used in this Agreement, the term:

                           (i) "Diamond Acquisition Proposal" means any offer or
proposal for any of the following (other than any offer proposed by Ruby or any of its Affiliates effected pursuant to this Agreement): any direct or indirect acquisition or purchase, merger, reorganization, consolidation, share exchange, business combination, liquidation, dissolution, recapitalization or similar transaction, whether effected in a single transaction or series of related transactions, which would result in the offeror or any of its Affiliates owning or controlling (A) 20% or more of the consolidated gross assets of Diamond and the Diamond Subsidiaries, taken as a whole, or (B) 20% or more of the outstanding equity securities of Diamond or if Diamond is not the surviving entity in such a transaction, the surviving entity of such transaction, or, if applicable, the ultimate parent of such surviving entity;

                           (ii) "Superior Acquisition Proposal" means a bona
fide written Diamond Acquisition Proposal, which proposal was not the result of a breach of this Section 5.3 (or a result of actions taken by any director of Diamond that would have constituted a breach of Section 5.3(a) if such actions had been taken by an officer of Diamond), made by a Third Party on terms that a majority of the Diamond Board of Directors determines in their good faith judgment (after consultation with outside counsel and its financial advisor) (x) would, if consummated, be more favorable to the holders of Diamond Common Stock from a financial point of view than the transactions contemplated hereby (taking into account any changes proposed by Ruby to the terms of this Agreement in response to a Diamond Acquisition Proposal) and (y) and is reasonably likely to be completed; provided that, for the purposes of this definition of "Superior Acquisition Proposal", the term Diamond Acquisition Proposal shall have the meaning assigned to such term in Section 5.3(d)(i), except that the reference to "20% or more" in the definition of "Diamond Acquisition Proposal" shall be deemed to be a reference to "60% or more"; and

                           (iii) "Acceptable Confidentiality Agreement" means a
confidentiality agreement that contains provisions (including standstill provisions) that are no less favorable in all material respects to Diamond than those contained in the Confidentiality Agreement; provided, however, that an Acceptable Confidentiality Agreement may include provisions (other than any standstill or similar provision) that are less favorable in all material respects to Diamond than those contained in the Confidentiality Agreement so long as Diamond offers to amend the Confidentiality Agreement concurrently with execution of the Acceptable Confidentiality Agreement to include substantially similar provisions for the benefit of Ruby.

                  (e) Nothing contained in Section 5.2, this Section 5.3 or elsewhere in this Agreement shall prohibit Diamond from (1) complying with its disclosure obligations under applicable Law, including Rule 10b-5, Rule 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) taking any action that any court of competent jurisdiction orders it to take; provided that Diamond shall not make any disclosure to stockholders or take any action that constitutes a Recommendation Withdrawal other than in compliance with Section 5.2(b).

         Section 5.4 Access to Information; Cooperation.

                  (a) Upon reasonable advance notice, between the date of this Agreement and the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, Diamond shall, and shall cause each of the Diamond Subsidiaries and each of their respective Representatives to, (i) give Ruby, Merger Sub and their respective Representatives reasonable access during normal business hours upon reasonable advance notice during the period prior to the Effective Time to the offices, properties, books and records (including all Tax Returns and other Tax-related information) of Diamond and the Diamond Subsidiaries; (ii) furnish to Ruby, Merger Sub and their respective Representatives such financial and operating data and other information (including Tax Returns and other Tax-related information) relating to Diamond, the Diamond Subsidiaries and their respective operations as such Persons may reasonably request; and (iii) instruct the employees, counsel and financial advisors of Diamond and the Diamond Subsidiaries to cooperate with Ruby, Merger Sub and their respective Representatives in their reasonable investigation of the business of Diamond and the Diamond Subsidiaries; provided, however, that such access shall only be provided to the extent that such access would not subject any of the properties of Diamond or any of the Diamond Subsidiaries to invasive physical testing or violate applicable Laws or the terms of any Contract to which Diamond or any of the Diamond Subsidiaries is a party or by which any of their respective assets are subject; provided further, however, that to the extent that Diamond or any of the Diamond Subsidiaries is restricted in or prohibited from providing any such access to any documents or data pursuant to any such Contract for the benefit of any Third Party, each of Diamond and any such Diamond Subsidiary shall use its reasonable best efforts, at Ruby's expense, to obtain any approval, consent or waiver with respect to such Contract that is necessary to provide such access to Representatives. Notwithstanding the foregoing or Section 5.5, neither Ruby nor Diamond shall be required to provide to the other any information which Ruby or Diamond, as the case may be, reasonably believes is competitively sensitive information. In addition, either Ruby or Diamond may designate any competitively sensitive information provided to the other under this Agreement as "outside counsel only." Such information shall be given only to outside counsel of the recipient.

                  (b) Any information relating to Diamond or the Diamond Subsidiaries made available pursuant to this Section 5.4, shall be subject to the provisions of the Confidentiality Agreement. Neither Ruby nor Merger Sub shall, and Ruby and Merger Sub shall cause each of their respective Representatives not to, use any information acquired pursuant to this Section
5.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. No investigation conducted pursuant to this
Section 5.4 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement or any condition to the obligations of the parties hereto.

         Section 5.5 Commitment to Closing.

                  (a) Each of Ruby and Diamond shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the Merger as promptly as practicable (subject to Sections 5.2, 5.3 and this Section 5.5) after the date of this Agreement (and, in this case, to proceed with the Merger as expeditiously as possible). Without limiting the foregoing, none of the parties shall, (i) directly or indirectly, acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any business or collection of assets of any kind or nature if doing so would reasonably be expected to materially delay consummation of the Merger, (ii) directly or indirectly, acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any other assets of any kind or nature if, to the Knowledge of that party, doing so would reasonably be expected to materially delay consummation of the Merger or (iii) take any action of any kind or nature if, to the Knowledge of that party, doing so would reasonably be expected to prevent consummation of the Merger. Each of Ruby and Diamond undertakes and agrees to prepare and file as soon as practicable and in any event within twenty (20) Business Days after the date of this Agreement (i) a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United

States Department of Justice (the "Antitrust Division") and (ii) all other necessary applications, notices, petitions, filings, ruling requests and other documents with other Governmental Entities relating to the Merger required by any applicable Law. Notwithstanding anything to the contrary herein, Ruby shall take, and Diamond shall use its best efforts to take, any and all actions necessary to (i) avoid the entry of, or to have vacated or terminated, any Order that would restrain, prevent or delay the Closing from occurring on or before the Termination Date (for the avoidance of doubt, each reference to "Termination Date" in this Section 5.5 shall be interpreted so as to give effect to any extension of the Termination Date pursuant to Section 7.1(b)); (ii) avoid or eliminate each and every impediment under any Regulatory Law so as to enable the Closing to occur no later than the Termination Date; and (iii) cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Law and the receipt of any other approvals from any Governmental Entity necessary for the consummation of the Merger so as to enable the Closing to occur no later than the Termination Date; provided that (1) the foregoing shall not be interpreted to prevent Ruby from engaging in litigation, including to prevent the imposition by any Governmental Entity of any requirement (A) that a material business, product line or asset, including patents and other intellectual property, of Ruby, Diamond or their respective Affiliates or Subsidiaries be sold, divested, disposed of, licensed or held separate or (B) that Ruby, Diamond or their respective Affiliates or Subsidiaries materially limit their freedom of action with respect to, or ability to retain, any material business, product line or asset, including patents and other intellectual property, of Ruby, Diamond or their respective Subsidiaries, and (2) Ruby shall have the sole and exclusive right to direct and control any such litigation referred to in clause (1) of this proviso, with counsel of its own choosing, and Diamond shall reasonably cooperate with Ruby with respect thereto, in each case so long as Ruby complies with its obligations under this Section 5.5(a), including, for the avoidance of doubt, subclauses
(i), (ii) and (iii) of this sentence; provided, further that, notwithstanding anything else contained in this Agreement, the provisions of this Section 5.5 shall not be construed to require Diamond to take or consent to any action if that action is not conditioned upon the consummation of the Merger. For the avoidance of doubt, Ruby shall take any and all actions necessary in order to ensure that (x) no requirement for a waiver, consent or approval of the FTC, the Antitrust Division, any State Attorney General or other Governmental Entity, and
(y) no other matter relating to any Regulatory Law, would preclude consummation of the Merger by the Termination Date or result in any injunction or other Order issued by any court of competent jurisdiction or other Governmental Entity preventing the consummation of the Merger becoming final and nonappealable.

                  (b) Each of Ruby and Diamond shall (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with Regulatory Law matters, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division or any other Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties.

                  (c) In addition, each of Ruby and Diamond shall, subject to applicable Law and except as prohibited by any applicable representative of any applicable Governmental

Entity, (i) promptly notify and apprise the other party of (and, if in writing, supply the other party with) any communication (or other correspondence or other memoranda) to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Entity, and, permit the other party to review in advance, and accept all of the other party's reasonable comments in connection with, any proposed written communication to any of the foregoing, unless, in the case of a communication by Ruby, Ruby reasonably objects to any such comments from Diamond; and (ii) not agree to participate in any substantive meeting or discussion or communication with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

         Section 5.6 Tax Matters.

                  (a) Each party shall, and shall cause its respective Subsidiaries to, use reasonable best efforts to cause the Transaction, including the receipt of the Unit Consideration in exchange for each Unit Electing Diamond Share, to qualify as an exchange described in Section 351 of the Code, and shall not take (or cause to be taken), agree to take, or fail to take any action, whether before or after the Effective Time, if taking (or causing to be taken), agreeing to take or failing to take, as the case may be, such action would reasonably be expected to cause the Transaction not to so qualify; provided, however, that (i) no party shall be required to take (or cause its Subsidiaries to take), agree to take, or fail to take any action, if taking (or causing to be taken), agreeing to take or failing to take, as the case may be, such action in any way modifies this Agreement, the Ruby Newco Operating Agreement (as in effect on the Closing Date, without regard to any amendment thereto), the Editorial Agreement, the Voting Agreement or the Murdoch Family Agreement and
(ii) no party shall be treated as having violated this covenant as a result of taking (or causing any of its Subsidiaries to take) any specific action expressly provided for in this Agreement, the Ruby Newco Operating Agreement (as in effect on the Closing Date, without regard to any amendment thereto), the Editorial Agreement, the Voting Agreement or the Murdoch Family Agreement (it being understood that (A) effecting a merger of Ruby Newco, on the terms on which such merger is permitted under Section 5.1(g) of the Ruby Newco Operating Agreement (as in effect on the Closing Date, without regard to any amendment thereto), in compliance with and pursuant to the provisions of Section 5.1(g) of the Ruby Newco Operating Agreement (as in effect on the Closing Date, without regard to any amendment thereto), shall not be considered to be a violation of this covenant and (B) an action shall not be treated as a specific action expressly provided for in the Ruby Newco Operating Agreement solely by reason of the general grants of power or authority set forth in Sections 2.3 and 2.6 of the Ruby Newco Operating Agreement, or other similar general grants of power or authority, if any, contained in the Ruby Newco Operating Agreement).

                  (b) Ruby or Ruby Newco has made or will make a timely election under Treasury Regulations Section 301.7701-3 to have Ruby Newco classified, effective as of the date on which Ruby Newco was formed, as a corporation for U.S. federal income tax purposes. Such election shall not be revoked for so long as there remain outstanding any Ruby Newco Class B Units.

                  (c) Each of Ruby, Merger Sub, Ruby Newco and Diamond shall use its reasonable best efforts to execute the letters of representation substantially in a form to be mutually agreed upon by Ruby and Diamond as promptly as practicable following the date of this Agreement (the
"Representation Letters").

                  (d) If counsel renders the tax opinion referred to in Section 6.3(d), then, unless otherwise required by a "determination" (as that term is defined in section 1313(a) of the Code), (i) Ruby, Diamond and Ruby Newco shall report the Transaction, including the receipt of the Unit Consideration in exchange for each Unit Electing Diamond Share, for U.S. federal income tax purposes as an exchange described in Section 351 of the Code and shall not treat the Ruby Newco Class B Units as "nonqualified preferred stock" within the meaning of Section 351(g) of the Code and (ii) none of Ruby, Diamond or Ruby Newco shall take a position on any Tax Return, or take any Tax reporting position, that is inconsistent with the Transaction, including the receipt of the Unit Consideration in exchange for each Unit Electing Diamond Share, qualifying as an exchange described in Section 351 of the Code or the Ruby Newco Class B Units not constituting "nonqualified preferred stock" within the meaning of Section 351(g) of the Code.

                  (e) Ruby shall, with Diamond's good faith cooperation and assistance, prepare, execute and file, or cause to be prepared, executed and filed, all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement other than any such Taxes that are solely the responsibility of the holders of Diamond Common Stock under applicable Law (together, with any related interest, penalties or additions to Tax, "Transfer and Gains Taxes"). From and after the Effective Time, Ruby shall pay or cause to be paid all Transfer and Gains Taxes (other than any such Taxes that are solely the responsibility of the holders of Diamond Common Stock under applicable Law or as set forth in Section 2.3(c)) without deductions withheld from the Merger Consideration.

         Section 5.7 Public Announcements. The initial press release concerning this Agreement and the transactions contemplated by this Agreement shall be a joint press release approved in advance by Ruby and Diamond and thereafter Diamond and Ruby shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any press release or make any public statement or filing relating to this Agreement or the transactions contemplated by this Agreement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided that the foregoing limitations shall not apply to any disclosure of any information concerning this Agreement or the transactions contemplated by this Agreement (i) which Ruby or Diamond deems appropriate in its reasonable judgment, in light of its status as a publicly owned company, including without limitation to securities analysts and institutional investors and in press interviews; and (ii) in connection with any dispute between the parties regarding this Agreement or the transactions contemplated by this Agreement.

         Section 5.8 Employee Arrangements.

                  (a) Following the Effective Time, Ruby shall honor and perform, or cause the Surviving Corporation to honor and perform, all obligations of Diamond and the Diamond Subsidiaries under the Diamond Employee Benefit Plans. Ruby shall, or shall cause the Surviving Corporation to, maintain and perform, without any modification that adversely affects the benefits of participants (other than as required by applicable Law), each severance, termination, separation or similar agreement, program, policy or arrangement maintained by Diamond or any Diamond Subsidiary immediately prior to the Effective Time ("Diamond Severance Plan") for no less than two (2) years immediately following the Closing Date or for such longer period as is provided in the Diamond Severance Plan. For no less than two (2) years immediately following the Closing Date or such later time as Ruby in its sole discretion shall determine in accordance with the terms of the applicable Diamond Employee Benefit Plan or collective bargaining agreement, obligations of the Surviving Corporation), Ruby shall, or shall cause the Surviving Corporation to, maintain and provide, without any modification that adversely affects the benefits of participants (other than as required by applicable Law), the post-retirement and post-termination benefits (including, but not limited to, eligibility requirements) under the health care plans of Diamond or any Diamond Subsidiary. Thereafter, Ruby shall, or shall cause the Surviving Corporation to, provide each former employee of Diamond or any Diamond Subsidiary post-retirement and post-termination health care benefits that are no less favorable than those provided to similarly situated former employees of the applicable business unit of Ruby and its Subsidiaries (other than the Surviving Corporation and its Subsidiaries). Following the Effective Time, Ruby shall, or shall cause the Surviving Corporation to, maintain and perform, without any modification that adversely affects the benefits of participants (other than as required by applicable Law), the Diamond Executive Annual Incentive Plan, as amended, including, without limitation, with respect to the 2007 Annual Incentive Plan Highlights, until the date on which payments are made with respect to such plan for the calendar year in which the Closing Date occurs. Without limiting the foregoing provisions of this Section 5.8(a), until December 31, 2008 or such later time as Ruby in its sole discretion shall determine in accordance with the terms of the applicable Diamond Employee Benefit Plan or collective bargaining agreement, Ruby shall provide, or Ruby shall cause the Surviving Corporation to provide, to each individual employed by Diamond or any Diamond Subsidiary immediately prior to Closing base salary and wages, annual bonus opportunity and employee benefits that are in the aggregate no less favorable than those provided to such employees immediately before the Closing, and thereafter shall provide such employees with base salary and wages, annual bonus opportunity and employee benefits that are in the aggregate no less favorable than those provided to similarly situated employees of the applicable business unit of Ruby and its Subsidiaries. The foregoing shall in no way limit Ruby's, Diamond's and the Surviving Corporation's obligation to honor all of their obligations to employees and former employees of Diamond, the Surviving Corporation and their respective Subsidiaries under collectively bargained and similar labor agreements and otherwise to comply with applicable labor Laws.

                  (b) From and after the Effective Time, Ruby shall treat, or shall cause the Surviving Corporation to treat, the service with Diamond or any of the Diamond Subsidiaries prior to Closing as service rendered to Ruby for purposes of eligibility, vesting and benefit accrual under any health, welfare (including vacation and severance) or defined contribution benefit plan maintained by Ruby in which Diamond or any of the Diamond Subsidiaries' employees participate. Without limiting the foregoing, to the extent that any individual employed by Diamond or any Diamond Subsidiary immediately prior to Closing participates in any health or welfare benefit plan of Ruby or any of its Subsidiaries following the Effective Time, Ruby shall cause (x) any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations to be waived and (y) any deductibles or co-payments paid by such employee under any of Diamond's or the Diamond Subsidiaries' health plans in the plan year in which the Effective Time occurs to be credited towards deductibles or co-payments, as applicable, under the health or welfare benefit plans of Ruby and the Ruby Subsidiaries. Ruby will use reasonable efforts to make appropriate arrangements with its insurance carrier(s) to ensure such result.

                  (c) On or before the earlier of the Closing Date or December 31, 2007, Diamond shall, in consultation with Ruby, use its reasonable best efforts to amend each Diamond Employee Benefit Plan to the extent necessary to cause the Diamond Employee Benefit Plans to comply with Section 409A of the Code in a manner that does not increase benefit levels or provide indemnification or gross-up payments for Taxes imposed under Section 409A of the Code under the Diamond Employee Benefit Plans.

                  (d) Prior to the Effective Time, each of Diamond and Ruby shall take all such steps as may be required to cause any dispositions of Diamond Common Stock (including derivative securities with respect to Diamond Common Stock) or acquisitions of Ruby A Common Stock (including derivative securities with respect to Ruby A Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the guidance provided by the SEC.

                  (e) Notwithstanding anything in this Agreement to the contrary and except to the extent prohibited by Law or as set forth in Section 5.8(e) of the Diamond Disclosure Letter, on or prior to the Closing Date, Diamond shall, and shall require the Diamond Subsidiaries to: (i) consult with Ruby, the Ruby Subsidiaries and/or their counsel on a regular basis concerning collective bargaining negotiations with any labor organization; (ii) provide Ruby, the Ruby Subsidiaries and/or their counsel with access to all information relating to such negotiations; (iii) allow Ruby, the Ruby Subsidiaries and/or their counsel to be involved in developing and presenting contract proposals and counter-proposals in such negotiations; (iv) present any and all proposals or counterproposals as directed by Ruby, the Ruby Subsidiaries and/or their counsel in such negotiations (provided that Diamond or the Diamond Subsidiaries may condition any such proposal or counter-proposal on the Closing); (v) not present any proposals or counterproposals in such negotiations without the prior written consent of Ruby (which consent shall not be unreasonable withheld or delayed); and (vi) not accept any proposals or counterproposals in such negotiations without the prior written consent of Ruby (which consent shall not be unreasonably withheld or delayed); provided, however, that nothing in this

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

Section 5.8(e) shall be interpreted to interfere with Diamond's or the Diamond Subsidiaries' duty to bargain in good faith under the NLRA or other similar foreign, state or local Law.

                  (f) Prior to the Closing Date, Diamond and the Diamond Subsidiaries, as applicable, will use reasonable best efforts to engage in any effects or the analogous type of bargaining, if any, required in non-U.S. jurisdictions, with any labor union, labor organization or works council as may be required by Law, in connection with the transactions contemplated by this Agreement.

         Section 5.9 Director and Officer Liability.

                  (a) At all times after the consummation of the Merger until the sixth anniversary of the Effective Time, the Surviving Corporation shall, and Ruby shall cause, including by providing financial assistance if necessary, the Surviving Corporation to, indemnify and hold harmless the present and former officers and directors of Diamond and the Diamond Subsidiaries or any fiduciaries under any Diamond Employee Benefit Plan (each, an "Indemnified Person") in respect of acts or omissions occurring at or prior to the Effective Time (including acts or omissions in connection with this Agreement and the consummation of the transactions contemplated by this Agreement) to the fullest extent permitted by applicable Law.

                  (b) Subject to the next sentence, the Surviving Corporation shall, and Ruby shall cause the Surviving Corporation to, either (i) maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the current policies of the directors' and officers' liability insurance and fiduciary liability insurance maintained by Diamond (the "Current Insurance") with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not be in excess of 300% of the last annual premium paid prior to the Effective Time (this 300%, the "Maximum Premium"), or (ii) purchase a six (6) year extended reporting period endorsement with respect to the Current Insurance (a "Reporting Tail Endorsement") and maintain this endorsement in full force and effect for its full term. If Diamond's existing insurance expires, is terminated or canceled during this six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and Ruby shall cause the Surviving Corporation to obtain, as much directors' and officers' liability insurance and fiduciary liability insurance as can be obtained for the remainder of this period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Persons than Diamond's existing directors' and officers' liability insurance and fiduciary liability insurance. Notwithstanding anything to the contrary in this Agreement, Diamond may, prior to the Effective Time, purchase a Reporting Tail Endorsement, provided that Diamond shall not pay more than six (6) times the Maximum Premium for this Reporting Tail Endorsement, in which case, provided that Ruby causes the Surviving Corporation to maintain this Reporting Tail Endorsement in full force and effect for its full term, Ruby shall be relieved from its obligations under the preceding two sentences of this
Section 5.9(b).

                  (c) The certificate of incorporation and bylaws of the Surviving Corporation shall include provisions for indemnification, advancement of expenses and exculpation of present and former directors and officers on the same basis as set forth in the Diamond Certificate of Incorporation and the Diamond Bylaws in effect on the date hereof. For six (6) years after the Effective Time, the Surviving Corporation shall, and Ruby shall cause the Diamond Surviving Corporation to, maintain in effect the provisions in its certificate of incorporation and bylaws providing for indemnification, advancement of expenses and exculpation of Indemnified Persons, as applicable, with respect to the facts or circumstances occurring at or prior to the Effective Time, to the fullest extent permitted from time to time under Delaware Law, which provisions shall not be amended except as required by applicable Law or except to make changes permitted by applicable Law that would enlarge the scope of the Indemnified Persons' indemnification rights thereunder.

                  (d) The Surviving Corporation shall, and Ruby shall cause the Surviving Corporation to, pay on an as-incurred basis the fees and expenses of an Indemnified Person (including the reasonable fees and expenses of counsel) in advance of the final disposition of any Litigation or investigation that is the subject of the right to indemnification, upon ten (10) Business Days of receipt by the Surviving Corporation of a request therefor, provided that an Indemnified Person shall undertake in writing to reimburse the Surviving Corporation for all amounts so advanced if a court of competent jurisdiction determines, by a final, nonappealable order, that such Indemnified Person is not entitled to indemnification. The Indemnified Person shall be entitled to control the defense of any Litigation or investigation with counsel of its own choosing reasonably acceptable to the Surviving Corporation, and Ruby and the Diamond Surviving Corporation shall cooperate in the defense thereof; provided, however, that Ruby and the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed).

                  (e) The rights of each Indemnified Person under this Section
5.9 shall be in addition to any rights such Indemnified Person may have under the certificate of incorporation or bylaws of Diamond or any of the Diamond Subsidiaries, under Delaware Law or any other applicable Law or under any agreement of any Indemnified Person with Diamond or any of the Diamond Subsidiaries.

                  (f) This Section 5.9 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Ruby and the Surviving Corporation. Each Indemnified Person shall be a third-party beneficiary of this Section 5.9, and entitled to enforce the covenants contained in this Section 5.9. If any Indemnified Person makes any claim for indemnification or advancement of expenses under this Section 5.9 that is denied by Ruby and/or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Person is entitled to such indemnification, then Ruby or the Surviving Corporation shall pay this Indemnified Person's costs and expenses, including reasonable legal fees and expenses, incurred in connection with pursuing such claim against the Indemnitors.

                  (g) If Ruby, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of Ruby or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

         Section 5.10 Notices of Certain Events. Each of Diamond and Ruby shall promptly notify the other after receiving or becoming aware:

                  (a) of any notice or other communication from any Person alleging that the consent of that Person is or may be required in connection with the transactions contemplated by this Agreement;

                  (b) of any notice or other communication from any Governmental Entity in connection with the review, clearance or approval of the transactions contemplated by this Agreement;

                  (c) of any Litigation or investigation commenced or, to its Knowledge, threatened against, relating to or otherwise involving Diamond or any of the Diamond Subsidiaries or Ruby or any of the Ruby Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement; and

                  (d) of any matter (including a breach of covenant or a representation or warranty contained in this Agreement) that could reasonably lead to the failure to satisfy any of the conditions to Closing in Article VI.

Failure to comply with this Section 5.10 shall not result in the failure of any condition under Article VII to be satisfied, unless such condition would have otherwise been satisfied but for such failure to comply with this Section 5.10.

         Section 5.11 Editorial Agreement; Special Committee.

                  (a) Effective as of the Closing, Ruby and Diamond shall (i) adopt, execute and deliver the Editorial Agreement and (ii) Ruby shall establish the special committee contemplated by the Editorial Agreement (the "Special Committee") and appoint as the initial members of the Special Committee the persons set forth on Schedule A to the Editorial Agreement (or, if any of such persons is unable to serve as a member of the Special Committee as of the Closing, a replacement member appointed in accordance with the terms of the Editorial Agreement) (the "Initial Committee Members"). From and after the Effective Time, Ruby and the Surviving Corporation shall, and shall cause their respective Subsidiaries, as applicable, to at all times maintain the Special Committee in accordance with the Editorial Agreement and otherwise comply in all respects with the Editorial Agreement.

                  (b) This Section 5.11 is intended for the irrevocable benefit of, and to grant third party rights to, the Special Committee and the members from time to time of the Special Committee and shall be binding on all successors and assigns of Ruby and the Surviving Corporation. The Special Committee and the members from time to time of the Special

Committee shall be third-party beneficiaries of this Section 5.11 and the Editorial Agreement, and entitled to enforce the covenants contained in this
Section 5.11 and the Editorial Agreement in accordance with the terms of the Editorial Agreement, including by obtaining injunctive or equitable relief.

         Section 5.12 Stockholder Litigation. Diamond shall promptly advise Ruby orally and in writing of any Litigation brought by any stockholder of Diamond against Diamond and/or its directors relating to this Agreement and/or the transactions contemplated by this Agreement, including the Merger, and shall keep Ruby fully informed regarding any such Litigation. Diamond shall give Ruby the opportunity to consult with Diamond regarding the defense or settlement of any such Litigation, shall give due consideration to Ruby's advice with respect to such Litigation and shall not settle any such Litigation without the prior written consent of Ruby (not be unreasonably withheld or delayed). In addition, prior to the termination of this Agreement pursuant to Article VII, except as required by Law, Diamond shall not voluntarily cooperate with any Third Party that may hereafter seek to restrain or prohibit or otherwise oppose the transactions contemplated by this Agreement, including the Merger, and shall cooperate with Ruby to resist any such effort to restrain or prohibit or otherwise oppose the transactions contemplated by this Agreement, including the Merger.

         Section 5.13 Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist Diamond Common Stock from the NYSE and terminate registration under the Exchange Act; provided, that such delisting and termination shall not be effective until after the Effective Time.

         Section 5.14 Ruby Exchange Shares.

                  (a) Ruby shall use reasonable efforts to the extent required by Law to maintain the effectiveness of a registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for use in connection with the exchange of Ruby Newco Class B Units for shares of Ruby A Common Stock from to time following the Effective Time.

                  (b) Ruby shall as promptly as reasonably practicable prepare and submit to the NYSE and the ASX applications covering the shares of Ruby A Common Stock which may be issued from time to time following the Effective Time upon exchange of Ruby Newco Class B Units and shall use its reasonable best efforts to cause such securities to be approved for listing on the NYSE and the ASX, subject to official notice of issuance, prior to the Effective Time.

         Section 5.15 Affiliates. Prior to the Effective Time, Diamond shall deliver to Ruby a letter identifying, to the Knowledge of Diamond, all persons who will be at the time this Agreement is submitted for adoption by the stockholders of Diamond, "affiliates" of Diamond for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations. Diamond shall use its reasonable efforts to cause each such person who makes a Unit Election to deliver to Ruby at least ten (10) days prior to the Closing Date a written agreement substantially in the form attached as Exhibit C.

         Section 5.16 NASD Approval. Diamond shall cause Diamond BD Services, Inc. ("Diamond Broker") to prepare and file as soon as practicable after the date of this Agreement all filings necessary to obtain the approval of the NASD pursuant to NASD Rule 1017 relating to the change in equity ownership of Diamond Broker that may be deemed to result as a consequence of the transactions contemplated by this Agreement (the "NASD Approval"). Diamond shall, and shall cause Diamond Broker to, use reasonable best efforts to obtain the NASD Approval.

         Section 5.17 Operating Agreement, Internal Agreement. Effective as of the Closing, (i) Ruby shall adopt, execute and deliver the Ruby Newco Operating Agreement in its capacity as a holder of Ruby Newco Class A Units and (ii) each of Ruby and Ruby Newco shall adopt, execute and deliver the Ruby Internal Agreement.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

         Section 6.1 Conditions to the Obligations of Each Party. The respective obligations of Ruby and Diamond to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

                  (a) Stockholder Approval. The Diamond Stockholder Approval shall have been duly obtained.

                  (b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                  (c) Other Competition Approvals. All Merger/Media Control Notifications shall have been made and all appropriate waiting periods (including any extensions thereof) in connection therewith shall have expired, lapsed or been terminated and all clearances or approvals in connection therewith shall have been granted (or shall have been deemed in accordance with the relevant Law to have been granted) by the relevant Governmental Entity.

                  (d) No Injunctions. No injunction or other Order issued by any Governmental Entity of competent jurisdiction in the United States, the United Kingdom or Australia prohibiting the consummation of the Merger shall be in effect; provided that, prior to asserting this condition, the party asserting this condition shall have used its best efforts to prevent the entry of this Order and to appeal as promptly as possible any judgment that may be entered.

                  (e) Registration Statement. The Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect.

                  (f) Listing. The shares of Ruby A Common Stock which may be issued on exchange of the Ruby Newco Class B Units issued in the Merger shall have been approved for listing on the NYSE and the ASX, subject only to official notice of issuance.

         Section 6.2 Conditions to the Obligation of Ruby. The obligation of Ruby to consummate the Merger is subject to the satisfaction (or, to the extent legally permissible, waiver), at or prior to the Closing, of the following further conditions:

                  (a) Covenants. Diamond shall have performed and complied with, in all material respects, all of the covenants and obligations required to be performed or to be complied with by Diamond pursuant to this Agreement at or prior to the Closing.

                  (b) Accuracy of Representations and Warranties. (i) The representations and warranties of Diamond set forth in the first sentence of
Section 3.1, in Section 3.3(a), in Section 3.4(a), in Section 3.7(b) and in
Section 3.7(c) shall be true and correct in all respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of each such date (except that, to the extent such representations and warranties speak as of an earlier date, such representations and warranties need be true and correct in all respects only as of such earlier date), except with respect to Section 3.3(a) for inaccuracies that would have a de minimis effect on Diamond, (ii) Each of the representations and warranties of Diamond set forth in the second sentence of Section 3.2(b), in Section 3.3(f)(i) and in Section
3.18 shall be true and correct (without giving effect to any limitation as of "materiality" or "Diamond Material Adverse Effect" set forth therein) in all material respects, in each case, as of the date of this Agreement and as of Closing Date as though made on and as of each such date (except that, to the extent such representations and warranties speak as of an earlier date, such representations and warranties need be true and correct in all material respects only as of such earlier date), and (iii) Each of the other representations and warranties of Diamond contained in this Agreement shall be true and correct (without giving effect to any limitation as of "materiality" or "Diamond Material Adverse Effect" set forth therein), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of each such date (except that, to the extent such representations and warranties speak as of an earlier date, such representations and warranties need be true and correct only as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as of "materiality" or "Diamond Material Adverse Effect" set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Diamond Material Adverse Effect.

                  (c) Officer's Certificate. Ruby shall have received a certificate of Diamond, executed on its behalf by an Executive Officer of Diamond, dated the Closing Date, stating that the conditions specified in Sections 6.2(a) and 6.2(b) have been satisfied.

         Section 6.3 Conditions to the Obligation of Diamond. The obligation of Diamond to consummate the Merger is subject to the satisfaction (or, to the extent legally permissible and other than with respect to Section 6.3(e), waiver), at or prior to the Closing, of the following further conditions:

                  (a) Covenants. Ruby, Ruby Newco and the Merger Sub shall have performed and complied with, in all material respects, all of the covenants and obligations required to be performed or to be complied with by it pursuant to this Agreement at or prior to the Closing.

                  (b) Accuracy of Representations and Warranties. (i) The representations and warranties of Ruby set forth in the first sentence of
Section 4.1, in Section 4.2, in Section 4.3(a), in Section 4.7, in Section 4.9 and in Section 4.11 shall be true and correct in all respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of each such date (except that, to the extent such representations and warranties speak as of an earlier date, such representations and warranties need be true and correct in all material respects only as of such earlier date), and
(ii) Each of the other representations and warranties of Ruby contained in this Agreement shall be true and correct (without giving effect to any limitation as of "materiality" or "Ruby Material Adverse Effect" set forth therein), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of each such date (except that, to the extent such representations and warranties speak as of an earlier date, such representations and warranties need be true and correct only as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as of "materiality" or "Ruby Material Adverse Effect" set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Ruby Material Adverse Effect.

                  (c) Officer's Certificate. Diamond shall have received a certificate of Ruby, executed on its behalf by an Executive Officer of Ruby, dated the Closing Date, stating that the conditions specified in Sections 6.3(a) and 6.3(b) have been satisfied.

                  (d) Tax Opinion. Subject to the provisions of Section 6.4, Diamond shall have received an opinion (the "Tax Opinion") of Fried, Frank, Harris, Shriver & Jacobson LLP or other counsel satisfactory to Diamond in form and substance reasonably satisfactory to Diamond, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, to the effect that the Transaction, including the receipt of the Unit Consideration in exchange for each Unit Electing Diamond Share, should qualify as an exchange described in Section 351 of the Code and the Ruby Newco Class B Units should not constitute "nonqualified preferred stock" within the meaning of
Section 351(g) of the Code. In rendering this opinion, counsel shall be entitled to rely upon the Election Form Representations and the Representation Letters.

                  (e) Editorial Agreement; Special Committee. Ruby shall have entered into the Editorial Agreement and Ruby shall have established the Special Committee and appointed the Initial Committee Members to the Special Committee.

                  (f) Operating Agreement; Internal Agreement. Ruby shall have entered into the Ruby Newco Operating Agreement and each of Ruby and Ruby Newco shall have entered into the Ruby Internal Agreement.

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

         Section 6.4 Transaction Structure. The parties agree that if the Diamond Board of Directors determines in good faith that the consummation of the Merger would be reasonably likely to be materially delayed or precluded by reason of one or more of the conditions set forth in Sections 6.1(e), 6.1(f) or 6.3(d), and Diamond shall have provided written notice (the "Conversion Notice") of such determination by the Diamond Board to Ruby on or prior to the later of
(x) the tenth (10) Business Day preceding the anticipated Closing Date or (y) the second (2nd) calendar day preceding the scheduled date of the Diamond Stockholder Meeting (such day, as applicable, the "Conversion Deadline"), then the transactions contemplated by this Agreement shall be restructured such that
(i) each stockholder of Diamond shall only be entitled to receive Cash Consideration for his, her or its shares of Diamond Common Stock, and (ii) the conditions set forth in Sections 6.1(e), 6.1(f), 6.3(d) and Section 6.3(b) (other than with respect to the representations and warranties set forth in Sections 4.1, 4.3, 4.4, 4.7 (with respect to Merger Sub only) 4.8, 4.9 and 4.10) shall be eliminated. If Diamond shall not have provided the Conversion Notice on or prior to the Conversion Deadline, the condition set forth in Section 6.3(d) shall be deemed to have been irrevocably waived by Diamond. In the event that Diamond shall not have received the Tax Opinion as of the Closing Date and the Conversion Notice has not been given on or prior to the Conversion Deadline, Diamond and Ruby shall make public disclosure (including, to the extent necessary under applicable law, in filings with the SEC) to such effect and of the ability of Diamond stockholders who have made a Unit Election to revoke such election. The Closing shall be delayed to the extent necessary, to allow the Election Deadline determined in accordance with Section 2.1(c)(iii) to occur no earlier than five (5) Business Days after the making of such disclosure. Ruby, Ruby Newco, Diamond and Merger Sub shall make such modifications to this Agreement as necessary to effect the foregoing, including without limitation, agreeing, if necessary to effect the foregoing, to a postponement of the Termination Date to a date four (4) months following the delivery of the Conversion Notice or such shorter period as the parties may mutually agree.

                                   ARTICLE VII

                                   TERMINATION

         Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing, whether before or after the Diamond Stockholder Approval is obtained, in accordance with any of the following:

                  (a) Mutual Consent. By mutual written consent of Ruby and Diamond;

                  (b) Termination Date. By either Ruby or Diamond, if the Merger has not been consummated on or before May 1, 2008 (the "Termination Date"); provided, however, that if on the Termination Date the conditions to Closing set forth in Section 6.1(b) or Section 6.1(c) shall not have been satisfied but all other conditions to Closing set forth in Article VII shall be satisfied or capable of being satisfied, then the Termination Date shall be extended to August 1, 2008 if Diamond or Ruby notifies the other on or prior to the Termination Date of its election to extend the Termination Date to August 1, 2008; provided, further, Ruby may, in the event that the Diamond stockholders have not voted upon the adoption of this Agreement at the

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Diamond Stockholder Meeting prior to the Termination Date (as such Termination
Date shall exist prior to giving effect to the extension in the preceding proviso), extend the Termination Date to the date that is ten (10) Business Days following the date upon which the Diamond stockholders shall have voted upon the adoption of this Agreement at the Diamond Stockholder Meeting (provided that any attempt by Diamond to terminate this Agreement on or prior to such tenth (10th) Business Day under this paragraph (b) under the circumstances set forth in this proviso shall be of no force or effect); provided, still further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose breach of any provision of this Agreement resulted in the failure of the Merger to be consummated by the Termination Date;

                  (c) Breach by Ruby. By Diamond, upon a breach of any representation, warranty, covenant or agreement on the part of Ruby set forth in this Agreement, or if any representation or warranty of Ruby shall have become untrue, in either case so that the conditions set forth in Section 6.3(a) or
Section 6.3(b) would be incapable of being satisfied by the Termination Date;

                  (d) Breach by Diamond. By Ruby, upon a breach of any representation, warranty, covenant or agreement on the part of Diamond set forth in this Agreement, or if any representation or warranty of Diamond shall have become untrue, in either case so that the conditions set forth in Section 6.2(a) or Section 6.2(b) would be incapable of being satisfied by the Termination Date;

                  (e) Injunction. By either Ruby or Diamond, if any Order issued by any court of competent jurisdiction in the United States, the United Kingdom or Australia preventing the consummation of the Merger shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(e) shall not be available to any party whose breach of any provision of this Agreement resulted in the application or imposition of such injunction or other Order;

                  (f) No Stockholder Approval. By either Ruby or Diamond, if at the Diamond Stockholder Meeting (including any adjournment or postponement) the stockholders of Diamond shall have voted with respect to the Merger and the Diamond Stockholder Approval shall not have been obtained;

                  (g) Recommendation Withdrawal. By Ruby prior to the Diamond stockholders having voted upon the adoption of this Agreement at the Diamond Stockholder Meeting if (i) the Diamond Board of Directors shall have effected a Recommendation Withdrawal, (ii) Diamond shall have failed to include the Recommendation in the Proxy Statement, (iii) the Diamond Board of Directors (or any committee thereof) shall have publicly recommended or approved any Diamond Acquisition Proposal or the Diamond Board of Directors (or any committee thereof) shall have failed to reject any Diamond Acquisition Proposal within thirty (30) Business Days after Ruby requests in writing that the Diamond Board of Directors reject such Diamond Acquisition Proposal, provided that in the event of any material change to the material terms of such Diamond Acquisition Proposal (it being understood

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that any change in price shall be deemed to be a material change to a material term), the thirty (30) Business Day period referenced in the preceding clause shall be extended for a period of fifteen (15) calendar days; (iv) the Diamond Board of Directors shall have (A) materially breached any of the provisions of
Section 5.3 or (B) failed to hold the Diamond Stockholder Meeting or to use reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and to obtain the Diamond Stockholder Approval, and such failure shall have been a material breach of Section 5.2; (v) within one (1) Business Day after the end of the three (3) Business Day period referred to in Section 5.3(c) (as it may be extended in accordance with Section 5.3(c)) after Diamond's delivery of a Superior Proposal Notice (provided that Ruby's rights pursuant to Section 5.3(c) with respect to such Superior Proposal Notice shall be extended for such one (1) Business Day period), Diamond and the Diamond Board of Directors shall have not (x) either (1) recommended or (2) terminated this Agreement to enter into a definitive agreement with respect to, in each case, a Superior Acquisition Proposal or (y) publicly reaffirmed its Recommendation, or
(vi) the Voting Agreement shall have been terminated in accordance with Section 6.1(iv) of the Voting Agreement and the Diamond Board of Directors shall have not publicly reaffirmed its Recommendation within five (5) Business Days after the date of such termination;

                  (h) Superior Acquisition Proposal. By Diamond, if and only if, Diamond (i) shall have complied with Section 5.3(c) and (ii) pays to Ruby the Break-Up Fee in accordance with Section 7.2(c) concurrently with or prior to such termination; or

                  (i) Termination of Voting Agreement. By Ruby prior to 5:00 p.m. New York City time on the tenth (10th ) Business Day after the Termination Right Date, if and only if (x) the Voting Agreement shall have been terminated in accordance with Section 6.1(iv) of the Voting Agreement, and (y) the stockholders of Diamond shall not have voted with respect to the Merger as of the later of (i) December 15, 2007 and (ii) the twentieth (20th) Business Day after the Voting Agreement shall have been terminated in accordance with Section 6.1(iv) of the Voting Agreement (the later of the dates set forth in clauses (i) and (ii), the "Termination Right Date"); provided that the right to terminate this Agreement pursuant to this Section 7.1(i) shall not be available to Ruby if the failure of the stockholders of Diamond to have voted with respect to the Merger as of the Termination Right Date shall have resulted from a breach by Ruby, Ruby Newco or Merger Sub of any provision of this Agreement.

A terminating party shall provide written notice of termination to the other parties specifying with reasonable particularity the basis for this termination. If more than one provision in this Section 7.1 is available to a terminating party in connection with a termination, a terminating party may rely on any or all available provisions in this Section 7.1 for any termination.

         Section 7.2 Fees.

                  (a) In the event that either Ruby or Diamond terminates this Agreement pursuant to Section 7.1(f) and (A) any bona fide Diamond Acquisition Proposal (for this purpose substituting "a majority" for each reference to "20% or more" in the definition of "Diamond Acquisition Proposal") was made known directly to the stockholders of Diamond or was publicly

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

proposed or announced by any Third Party on or after the date of this Agreement and not withdrawn prior to the Diamond Stockholder Meeting, and (B) Diamond enters into a definitive agreement with respect to, or there is consummated, a transaction in connection with a Diamond Acquisition Proposal (for this purpose substituting "a majority" for each reference to "20% or more" in the definition of "Diamond Acquisition Proposal") with any Person within twelve (12) months after any such termination of this Agreement then, on the date of such entering into a definitive agreement or consummation, Diamond shall pay to Ruby (or its designees) the Break-Up Fee by wire transfer of immediately available funds to an account designated by Ruby, less the amount of any Ruby Expenses previously paid to Ruby by Diamond pursuant to Section 7.2(d).

                  (b) In the event that this Agreement is terminated by Ruby pursuant to Section 7.1(g) or either Ruby or Diamond terminates this Agreement pursuant to Section 7.1 for any reason in circumstances where Ruby has the right to terminate this Agreement pursuant to Section 7.1(g), then Diamond shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay the Break-Up Fee by wire transfer of immediately available funds to an account designated by Ruby.

                  (c) In the event that this Agreement is terminated by Diamond pursuant to Section 7.1(h), then Diamond shall pay the Break-Up Fee by wire transfer of immediately available funds to an account designated by Ruby prior to or simultaneously with the termination.

                  (d) In the event that Ruby terminates this Agreement pursuant to Section 7.1(i) and Diamond enters into a definitive agreement with respect to, or there is consummated, a transaction in connection with a Diamond Acquisition Proposal (for this purpose substituting "a majority" for each reference to "20% or more" in the definition of "Diamond Acquisition Proposal") with any Person within twelve (12) months after any such termination of this Agreement then, on the date of such entering into a definitive agreement or consummation, Diamond shall pay to Ruby (or its designees) the Break-Up Fee by wire transfer of immediately available funds to an account designated by Ruby.

                  (e) In the event that either Ruby or Diamond terminates this Agreement pursuant to Section 7.1(f), then Diamond shall pay promptly (but in no event later than two (2) Business Days) following receipt of an invoice therefor, all of Ruby's actual and reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Ruby on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, which, in any event, shall not be greater than $25 million ("Ruby Expenses"), by wire transfer of immediately available funds to an account designated by Ruby.

                  (f) Diamond acknowledges that the agreements contained in this
Section 7.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Ruby would not enter into this Agreement. Accordingly, if Diamond fails promptly to pay any amount due pursuant to this Section 7.2 and, in order to obtain such payment, Ruby commences a suit which results in a judgment against Diamond for the amount

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set forth in this Section 7.2, Diamond shall pay to Ruby its costs and expenses
(including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of JPMorgan Chase Bank, N.A. in effect on the date such payment was required to be made.

         Section 7.3 Effect of Termination. In the event of termination of this Agreement by either Diamond or Ruby as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party or its Representatives; except that the provisions of Section 5.7, Section 7.2, this Section 7.3, Article VIII and the Confidentiality Agreement shall survive any termination of this Agreement pursuant to this Article VII; and provided that neither Ruby nor Diamond shall be released from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party or a party's shareholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) arising out of a material breach of any agreement or covenant of this Agreement.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

         Section 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement pursuant to the terms of this Agreement. This Section 8.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance on or after the Effective Time.

         Section 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and also made orally if so required pursuant to any Section of the Agreement) and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or delivered by express or overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at any other address or telecopy number for a party as shall be specified by like notice):

         If to Ruby, to:

                  News Corporation
                  1211 Avenue of the Americas
                  New York, NY  10036
                  Attention:   General Counsel
                  Facsimile:   (212) 768-9896

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         with copies (which shall not constitute notice) to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, NY  10036
                  Attention:   Lou R. Kling, Esq.
                               Howard L. Ellin, Esq.
                  Telephone:   (212) 735-3000
                  Facsimile:   (212) 735-2000

         If to Diamond, to:

                  Dow Jones & Company, Inc.
                  1 World Financial Center
                  200 Liberty Street
                  New York, NY 10281
                  Attention:   General Counsel
                  Facsimile:   (212) 732-8356

         with copies (which shall not constitute notice) to:

                  Fried, Frank, Harris, Shriver & Jacobson LLP
                  One New York Plaza
                  New York, NY  10004
                  Attention:   Arthur Fleischer, Jr.
                               Philip Richter
                  Telephone:   (212) 859-8000
                  Facsimile:   (212) 859-4000


                  Simpson Thacher & Bartlett LLP
                  425 Lexington Avenue
                  New York, NY  10017-3954
                  Attention:   Richard I. Beattie
                               Robert E. Spatt
                  Telephone:   (212) 455-2000
                  Facsimile:   (212) 455-2502

or to any other persons or addresses as may be designated in writing by the Person to receive this notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; on the next Business Day after deposit with an internationally recognized overnight courier, if

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

sent by such a courier; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; or upon confirmation of successful transmission if sent by facsimile.

         Section 8.3 Expenses. Except as otherwise provided in Section 7.2, all out-of-pocket costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense, except that out-of-pocket costs and expenses incurred in connection with printing and mailing of the Proxy Statement shall be borne equally by Ruby and Diamond.

         Section 8.4 Amendment; Waiver.

                  (a) Subject to the provisions of applicable Law, at any time prior to the Effective Time, any provision of this Agreement may be amended, modified, supplemented or waived by the parties hereto (notwithstanding clauses
(a) or (b) or, prior to the Effective Time, clauses (c) or (d) of the last sentence of Section 8.8) only by a written instrument executed and delivered by, in the case of an amendment, each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that, after the Diamond Stockholder Approval is obtained, no amendment, modification, supplement or waiver shall be made that would require the approval of the holders of Diamond Common Stock without obtaining this approval.

                  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Laws.

         Section 8.5 Interpretation. When a reference is made in this Agreement to an Article, a Section, an Exhibit, Annex or a Schedule, this reference shall be to an Article or a Section of, or an Exhibit, Annex or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of this
Agreement: (i) the words "include," "includes" or "including" and words of similar import shall be deemed to be followed by the words "without limiting the generality of the foregoing"; (ii) the words "hereof", "herein" and "hereby" and words of similar import refer to this Agreement as a whole (including the Exhibits and Schedules) and not to any particular provisions of this Agreement;
(iii) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular and words of one gender shall be deemed to include the other gender; (iv) the word "or" shall not be exclusive; (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; (vi) any reference to Exhibits, Annex or Schedules shall be deemed to refer to Exhibits, Annex or Schedules to this Agreement; (vii) any reference to parties shall mean parties to this Agreement; and (viii) all reference to dollars or to "$" shall be references to United States dollars.

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

         Section 8.6 Specific Performance. The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

         Section 8.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile transmission of any signature and/or retransmission of any signature will be deemed the same as delivery of an original.

         Section 8.8 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and the instruments specifically referred to in this Agreement (including the Exhibits, Annexes, the Diamond Disclosure Letter and the Confidentiality Agreement) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Except for and to the extent of: (a) the right of the holders of Diamond Common Stock to receive the Merger Consideration after the Effective Time; (b) the rights conferred by
Section 5.9; (c) the rights conferred by Section 5.11 and the Editorial Agreement on the Special Committee and the members of the Special Committee and
(d) the right of Diamond, on behalf of its stockholders, to pursue damages pursuant to Section 7.3 in the event of Ruby's, or Merger Sub's breach of this Agreement, which rights are hereby acknowledged and agreed by Ruby, Merger Sub and Diamond, this Agreement is not intended to and shall not confer any rights or remedies hereunder upon any Person other than the parties.

         Section 8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment in violation of this Agreement will be void ab initio. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

         Section 8.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon this determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

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

         Section 8.11 Exhibits; Annexes; Disclosure Letters. The Exhibits and Annexes referred to in this Agreement and in the Diamond Disclosure Letter and all exhibits or attachments thereto, are intended to be and hereby are specifically made a part of this Agreement. Any matter set forth in any section or subsection of the Diamond Disclosure Letter shall be deemed to be a disclosure for all other sections or subsections of the Diamond Disclosure Letter (notwithstanding the absence of a specific cross-reference) to the extent that the applicability of this matter to such other section or subsection is reasonably apparent, but shall expressly not be deemed to constitute an admission by Diamond, or otherwise imply, that any matter rises to the level of a Diamond Material Adverse Effect, or is otherwise material for any purposes of this Agreement or Diamond Disclosure Letter.

         Section 8.12 Mutual Drafting. The parties have participated jointly in negotiating and drafting this Agreement, and this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation in favor of or against any party by virtue of the authorship of any provision of this Agreement.

         Section 8.13 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

         Section 8.14 Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated by this Agreement or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally
(i) agrees not to commence any such action or proceeding except in such court,
(ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such court, and (iv) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

         Section 8.15 Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT

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

AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.

                                   ARTICLE IX

                               CERTAIN DEFINITIONS

         Section 9.1 Certain Definitions. For purposes of this Agreement:

         "Acceptable Confidentiality Agreement" is defined in Section
5.3(d)(iii).

         "Affiliate" has the meaning assigned thereto by Rule 12b-2 under the Exchange Act.

         "Affiliated Person" with respect to any Person means (A) any Executive Officer or director of such Person or any of its Subsidiaries; (B) any holder of record or, to the Knowledge of such Person, beneficial owner of 5% or more of the outstanding securities of such Person; or (C) any person who, to the Knowledge of such Person, is an Affiliate or associate (as defined in Rule 12b-2 under the Exchange Act) of any officer, director or beneficial owner.

         "Agreement" is defined in the Preamble.

         "Antitakeover Law" means each "fair price", "moratorium", "control share acquisition", "business combination" or other similar antitakeover statute or regulation enacted under U.S. state or federal Laws applicable to Diamond.

         "Antitrust Division" is defined in Section 5.5(a).

         "Applicable Date" is defined in Section 3.6(a).

         "ASX" is defined in Section 4.4(c).

         "Available Diamond Stock Plan Shares" is defined in Section 2.2(j).

         "Average Ruby Trading Price" means the volume weighted average price per share of Ruby A Common Stock on the New York Stock Exchange (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source) for the five consecutive trading days ending on the last trading day preceding the Closing Date. Ruby shall not take any

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action that would result in the occurrence, during such five consecutive trading day period, of a record, ex-dividend, distribution, payment, effective or similar date in connection with any stock split, split-up, stock or dividend or distribution, combination, reclassification, exchange of shares or similar event with respect to the shares of Ruby A Common Stock.

         "Balance Sheet Date" means December 31, 2006.

         "Bancroft Investors" means the stockholders of Diamond executing and delivering the Voting Agreement.

         "Break-Up Fee" means an amount equal to $165 million.

         "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to be closed.

         "Capitalization Date" is defined in Section 3.3(a).

         "Cash Consideration" is defined in Section 2.1(a)(ii)(2).

         "Certificate of Merger" is defined in Section 1.3(b).

         "Certificates" is defined in Section 2.3(a).

         "Closing" is defined in Section 1.1.

         "Closing Date" is defined in Section 1.1.

         "Code" is defined in the Recitals.

         "Combination" is defined in the Recitals.

         "Confidentiality Agreement" means that certain confidentiality agreement dated as of June 28, 2007, between Ruby and Diamond.

         "Contingent Stock Right Conversion Election" is defined in Section 2.2(i).

         "Contract" means any legally binding written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease, license, sales or purchase order, warranty, commitment, or other instrument of any kind.

         "Contribution" is defined in the Recitals.

         "Conversion Deadline" is defined in Section 6.4.

         "Conversion Notice" is defined in Section 6.4.

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         "Current Insurance" is defined in Section 5.9(b).

         "DGCL" means the General Corporation Law of the State of Delaware.

         "Delaware Law" is defined in Section 1.4.

         "Diamond" is defined in the Preamble.

         "Diamond Acquisition Proposal" is defined in Section 5.3(d)(i).

         "Diamond Board of Directors" means the board of directors of Diamond.

         "Diamond Broker" is defined in Section 5.16.

         "Diamond Bylaws" is defined in Section 3.1.

         "Diamond Certificate of Incorporation" is defined in Section 3.1.

         "Diamond Class A Stock" means the common stock, par value $1.00, of Diamond.


         "Diamond Class B Stock" means the class B common stock, par value $1.00, of Diamond.

         "Diamond Common Stock" means the Diamond Class A Stock and the Diamond Class B Stock, or either of them.

         "Diamond Contract" is defined in Section 3.16(a).

         "Diamond Convertible Security" is defined in Section 3.3(a).

         "Diamond CSR Payment" is defined in Section 2.2(h).

         "Diamond Disclosure Letter" is defined in the preamble of Article III.

         "Diamond Employee Benefit Plan" is defined in Section 3.12(a).

         "Diamond Equity Right" is defined in Section 2.2(f).

         "Diamond Fee Property" is defined in Section 3.22(a).

         "Diamond Intellectual Property Rights" means the Intellectual Property owned, used or held for use by Diamond or any Diamond Subsidiary.

         "Diamond Material Adverse Effect" means any change, event, development, circumstance, condition, occurrence or effect that, individually or in the aggregate, (x) would reasonably be expected to have a material adverse effect on the assets, properties, results of operations, business or financial condition of Diamond and the Diamond Subsidiaries, taken as a whole, or (y) except for purposes of determining whether any closing condition set forth in Article VII has been or is reasonably capable of being satisfied, would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of the Agreement by Diamond or the consummation of the Merger; provided, however, that no change, event, development, circumstance, condition, occurrence or effect resulting from any of the following shall constitute, or be taken into account in determining whether there would reasonably be expected to be, a Diamond Material Adverse Effect: (i)
(A) changes generally affecting companies operating in the industries or markets in which Diamond or any of the Diamond Subsidiaries operates, provides or sells its products or services or otherwise does business (except to the extent that such changes materially and disproportionately have a greater adverse impact on Diamond and the Diamond Subsidiaries, taken as a whole, as compared to the adverse impact such changes have on other Persons operating in the same industries as Diamond and the Diamond Subsidiaries operate, but taking into account for purposes of determining whether a Diamond Material Adverse Effect has occurred only the materially disproportionate adverse impact; provided that any such determination of whether a Diamond Material Adverse Effect has occurred in connection with such changes shall be measured with respect to Diamond and its Subsidiaries, taken as a whole, after giving effect to the impact of such changes at the level of impact generally experienced by other companies operating in the industries or markets in which Diamond or any of the Diamond Subsidiaries operates, provides or sells its products or services or otherwise does business); (B) changes in general national or international political conditions or changes therein (including the commencement, continuation or escalation of acts of war, armed hostilities, sabotage or other acts of terrorism) (except to the extent that such changes materially and disproportionately have a greater adverse impact on Diamond and the Diamond Subsidiaries, taken as a whole, as compared to the adverse impact such changes have generally on other Persons operating in the same industries as Diamond and the Diamond Subsidiaries operate, but taking into account for purposes of determining whether a Diamond Material Adverse Effect has occurred only the materially disproportionate adverse impact; provided that any such determination of whether a Diamond Material Adverse Effect has occurred in connection with such changes shall be measured with respect to Diamond and its Subsidiaries, taken as a whole, after giving effect to the impact of such changes at the level of impact generally experienced by other Persons operating in the same industries as Diamond and the Diamond Subsidiaries operate); (C) earthquakes, hurricanes, floods, or other natural disasters or acts of God; (D) labor disputes involving a work stoppage, labor strike, lockout or other work slowdown; and (E) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates;
(ii) any changes in applicable Law, rules, regulations, or GAAP or other accounting standards, or authoritative interpretations thereof (except to the extent that such changes materially and disproportionately have a greater adverse impact on Diamond and the Diamond Subsidiaries, taken as a whole, as compared to the adverse impact such changes have generally on other Persons operating in the same industries as Diamond and the Diamond Subsidiaries operate, but taking into account for purposes of determining whether a Diamond Material Adverse Effect has occurred only the materially disproportionate adverse impact; provided that any such determination of whether a Diamond Material Adverse Effect has occurred in connection with such changes shall be measured with respect to Diamond and its Subsidiaries, taken as a whole, after giving effect to the impact of such changes at the level of impact generally experienced by other Persons operating in the same industries as Diamond and the Diamond Subsidiaries operate); (iii) except for purposes of Sections 3.4(c) and 3.5, the negotiation, execution, announcement or performance of this Agreement, the announcements relating to the possibility of this Agreement, or the performance or consummation of the transactions contemplated hereby, including a decline in the share price of Diamond Common Stock resulting therefrom, a reduction in revenue due to a decrease in the price of advertising resulting therefrom, any Litigation resulting therefrom, or the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, joint venture partners or employees; (iv) any failure by Diamond to meet any projections or forecasts for any period ending on or after the date of this Agreement; (v) any decrease in the market price of the Diamond Common Stock, provided that the exceptions in the preceding clause (iv) and this clause
(v) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts or decrease in market price has resulted in, or contributed to, a Diamond Material Adverse Effect (to the extent that such change or effect is not otherwise excluded from the definition of Diamond Material Adverse Effect); or (vii) any matter set forth in Sections 3.7(b) and 3.7(c) of the Diamond Disclosure Letter.

         Any party seeking to claim that a Diamond Material Adverse Effect has occurred or is reasonably likely to occur shall have the burden of proof to establish that fact. In the event that Diamond shall claim or assert that a Diamond Material Adverse Effect shall not have occurred by reason of such Diamond Material Adverse Effect having resulted from any of the matters enumerated in clauses (i) through (vii) of the immediately preceding paragraph, Diamond shall have the burden of proof with respect thereto.

         "Diamond Multiemployer Plan" is defined in Section 3.12(b).

         "Diamond Option" means an option to acquire shares of Diamond Common Stock (including each stock appreciation right in respect of shares of Diamond Common Stock) awarded under any stock option or compensation plan, agreement or arrangement of Diamond.

         "Diamond Permits" is defined in Section 3.9(a).

         "Diamond Recent Filings" is defined in the preamble of Article III.

         "Diamond Restricted Stock" is defined in Section 2.2(e).

         "Diamond Restricted Stock Payment" is defined in Section 2.2(e).

         "Diamond Restricted Stock Unit" is defined in Section 2.2(f).

         "Diamond Restricted Stock Unit Payment" is defined in Section 2.2(f).

         "Diamond SEC Documents" is defined in Section 3.6(a).

         "Diamond Severance Plan" is defined in Section 5.8(a).

         "Diamond Stock Plans" is defined in Section 2.2(j).

         "Diamond Stockholder Approval" is defined in Section 3.4(c).

         "Diamond Stockholder Meeting" is defined in Section 3.4(a).

         "Diamond Subsidiary" means each Subsidiary of Diamond.

         "Editorial Agreement" means that certain agreement by and among Ruby, Diamond and the Special Committee substantially in the form attached hereto as Exhibit D.

         "Effective Time" is defined in Section 1.3(b).

         "Election Deadline" is defined in Section 2.1(c)(iii).

         "Election Form" is defined in Section 2.1(c)(ii).

         "Election Form Representations" is defined in Section 2.1(c)(ii).

         "Environmental Laws" is defined in Section 3.15(a).

         "Environmental Permits" is defined in Section 3.15(b).

         "Equity Right Conversion Election" is defined in Section 2.2(g).

         "ERISA" is defined in Section 3.12(a).

         "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

         "ESPPs" means the Diamond 1998 Employee Stock Purchase Plan and Diamond Reuters Business Interactive, LLC 2000 Employee Stock Purchase Plan.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Exchange Agent" is defined in Section 2.3(a).

         "Exchange Ratio" is defined in Section 2.1(a)(ii)(1).

         "Executive Officer" means "officer" as defined in Rule 16a-1(f) of the Exchange Act.

         "FTC" is defined in Section 5.5(a).

         "GAAP" means United States generally accepted accounting principles.

         "Governmental Consents and Filings" and "Governmental Consent or Filing" are each defined in Section 3.5.

         "Governmental Entity" means any national, supranational, federal, state or local government or any court, regulatory or administrative agency, board or commission, arbitrator, arbitration tribunal or other governmental authority or instrumentality, domestic or foreign.

         "Hazardous Materials" is defined in Section 3.15(a).

         "HSR Act" is defined in Section 3.5.

         "Indemnified Person" is defined in Section 5.9(a).

         "Initial Committee Members" is defined in Section 5.11(a).

         "Intellectual Property" means all patents, trademarks, trade names, service marks, and copyrights, and any applications or registrations therefor, domain names, rights of publicity, moral rights and rights of attribution and integrity, rights of privacy and rights to personal information, technology, know-how, computer software programs or applications, trade secrets and other proprietary information or materials, and any other intellectual property rights, throughout the world.

         "IRS" is defined in Section 3.11(a)(i).

         "Key Diamond Subsidiary" means each of the following Subsidiaries of
Diamond: Dow Jones, L.P., MarketWatch, Inc. and Factiva, Inc.

         "Key Marks" is defined in Section 3.14.

         "Knowledge", or any similar expression, shall mean (a) with respect to Diamond (or any Diamond Subsidiaries), the actual knowledge, after due inquiry, of the persons set forth on Exhibit E; and (b) with respect to Ruby (or any of the Ruby Subsidiaries), the actual knowledge, after due inquiry, of the persons set forth on Exhibit F.

         "Law" means any national, supranational, federal, state, local or foreign statute, law, regulation, approval, authorization, rule, ordinance or code of any Governmental Entity, including any judicial or administrative interpretation thereof.

         "Liabilities" means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, including those arising under any Law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.

         "Liens" is defined in Section 3.2(b).

         "Litigation" is defined in Section 3.10.

         "LTIP" is defined in Section 2.2(h).

         "Maximum Premium" is defined in Section 5.9(b).

         "Maximum Unitholder Number" is defined in Section 2.1(d)(i).

         "Merger" is defined in the Recitals.

         "Merger Consideration" is defined in Section 2.1(a)(ii).

         "Merger/Media Control Notifications" means notifications or filings to the relevant authorities in Germany, Ireland and Austria which are required under the Laws of these jurisdictions, and to the European Commission, to the extent that a request has been made by the Governmental Entity of competent jurisdiction of one or more Member States under Article 22(1) of Council Regulation (EC) No. 139/2004 (the EC Merger Regulation) for the European Commission to examine this Agreement and such a request has been accepted.

         "Merger Sub" is defined in the Preamble.

         "Murdoch Family Agreement" means that certain Agreement, dated as of the date hereof, between K. Rupert Murdoch, Murdoch Family Trust, Ruby, Jane Bancroft 1934 Trust f/b/o Martha S. Robes, Jane Bancroft 1934 Trust f/b/o Elizabeth Steele and Jessie Cox 1935 Trust f/b/o William C. Cox.

         "NASD Approval" is defined in Section 5.16.

         "NLRA" means the National Labor Relations Act.

         "NYSE" means the New York Stock Exchange.

         "Option Conversion Election" is defined in Section 2.2(c).

         "Order" means any award, judgment, injunction, consent, ruling, decree or order (whether temporary, preliminary or permanent) issued, adopted, granted, awarded or entered by any Governmental Entity or private arbitrator of competent jurisdiction.

         "Other WARN Laws" is defined in Section 3.13(e).

         "Out-of-the-Money Diamond Option" is defined in Section 2.2(a).

         "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

         "Proxy Statement" is defined in Section 3.21.

         "Recommendation" is defined in Section 5.2(b).

         "Recommendation Withdrawal" is defined in Section 5.2(b).

         "Registration Statement" is defined in Section 3.21.

         "Regulatory Law" means any of (i) the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger, acquisition or similar transaction, (ii) the Communications Act of 1934, as amended, and the rules, regulations and published orders of the United States Federal Communications Commission promulgated thereunder, (iii) the applicable Laws governing the Merger/Media Control Notifications, the related waiting periods, and the granting of clearances or approvals in connection therewith, and (iv) all other applicable Laws that are designed, intended or have the effect to prohibit, restrict or regulate the ownership or control of, and mergers, acquisitions or similar transactions involving, media businesses or enterprises as defined by any applicable Law including, for the avoidance of doubt but not limited to, the control and ownership of newspapers, broadcast of images, sound or data and/or activities relating thereto.

         "Reporting Tail Endorsement" is defined in Section 5.9(b).

         "Representation Letters" is defined in Section 5.6(c).

         "Representatives" means, with respect to any Person, its Subsidiaries and its and their respective officers, trustees, directors, employees, Affiliates, agents or representatives (including investment bankers, financial or other advisors, accountants, attorneys, brokers, finders or other agents).

         "Ruby" is defined in the Preamble.

         "Ruby A Common Stock" means the Class A Common Stock, par value $0.01, of Ruby.

         "Ruby B Common Stock" means the Class B Common Stock, par value $0.01, of Ruby.

         "Ruby Balance Sheet Date" means March 31, 2007.

         "Ruby Bylaws" is defined in Section 4.1.

         "Ruby Certificate of Incorporation" is defined in Section 4.1.

         "Ruby Common Stock" means the Ruby A Common Stock and Ruby B Common Stock, or either of them.

         "Ruby Contingent Stock Right" is defined in Section 2.2(i).

         "Ruby Equity Right" is defined in Section 2.2(g).

         "Ruby Expenses" is defined in Section 7.2(e).

         "Ruby Internal Agreement" means the agreement of the same name contemplated in the Ruby Newco Operating Agreement.

         "Ruby Material Adverse Effect" means any change, event, development, circumstance, condition, occurrence or effect that, individually or in the aggregate, (x) would reasonably be expected to have a material adverse effect on the assets, properties, results of operations, business or financial condition of Ruby and the Ruby Subsidiaries, taken as a whole, or (y) except for purposes of determining whether any closing condition set forth in Article VII has been or is reasonably capable of being satisfied, would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of the Agreement by Ruby or the consummation of the Merger; provided, however, that no change, event, development, circumstance, condition, occurrence or effect resulting from any of the following shall constitute, or be taken into account in determining whether there would reasonably be expected to be, a Ruby Material Adverse Effect: (i) (A) changes generally affecting companies operating in the industries or markets in which Ruby or any of the Ruby Subsidiaries operates, provides or sells its products or services or otherwise does business (except to the extent that such changes materially and disproportionately have a greater adverse impact on Ruby and the Ruby Subsidiaries, taken as a whole, as compared to the adverse impact such changes have on other Persons operating in the same industries as Ruby and the Ruby Subsidiaries operate, but taking into account for purposes of determining whether a Ruby Material Adverse Effect has occurred only the materially disproportionate adverse impact; provided that any such determination of whether a Ruby Material Adverse Effect has occurred in connection with such changes shall be measured with respect to Ruby and its Subsidiaries, taken as a whole, after giving effect to the impact of such changes at the level of impact generally experienced by other companies operating in the industries or markets in which Ruby or any of the Ruby Subsidiaries operates, provides or sells its products or services or otherwise does business); (B) changes in general national or international political conditions or changes therein (including the commencement, continuation or escalation of acts of war, armed hostilities, sabotage or other acts of terrorism) (except to the extent that such changes materially and disproportionately have a greater adverse impact on Ruby and the Ruby Subsidiaries, taken as a whole, as compared to the adverse impact such changes have generally on other Persons operating in the same industries as Ruby and the Ruby Subsidiaries operate, but taking into account for purposes of determining whether a Ruby Material Adverse Effect has occurred only the materially disproportionate adverse impact; provided that any such determination of whether a Ruby Material Adverse Effect has occurred in connection with such changes shall be measured with respect to Ruby and its Subsidiaries, taken as a whole, after giving effect to the impact of such changes at the level of impact generally experienced by other Persons operating in the same industries as Ruby and the Ruby Subsidiaries operate); (C) earthquakes, hurricanes, floods, or other natural disasters or acts of God; and (D) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates; (ii) any changes in applicable Law, rules, regulations, or GAAP or other accounting standards, or authoritative interpretations thereof (except to the extent that such changes materially and disproportionately have a greater adverse impact on Ruby and the Ruby Subsidiaries, taken as a whole, as compared to the adverse impact such changes have generally on other Persons operating in the same industries as Ruby and the Ruby Subsidiaries operate, but taking into account for purposes of determining whether a Ruby Material Adverse Effect has occurred only the materially disproportionate adverse impact; provided that any such determination of whether a Ruby Material Adverse Effect has occurred in connection with such changes shall be measured with respect to Ruby and its Subsidiaries, taken as a whole, after giving effect to the impact of such changes at the level of impact generally experienced by other Persons operating in the same industries as Ruby and the Ruby Subsidiaries operate); (iii) except for purposes of Sections 4.3(c) and 4.4, the negotiation, execution, announcement or performance of this Agreement, the announcements relating to the possibility of this Agreement, or the performance or consummation of the transactions contemplated hereby, including a decline in the share price of Ruby Common Stock resulting therefrom, a reduction in revenue due to a decrease in the price of advertising resulting therefrom, any Litigation resulting therefrom, or the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, joint venture partners or employees; (iv) any failure by Ruby to meet any projections or forecasts for any period ending on or after the date of this Agreement; (v) any decrease in the market price of the Ruby Common Stock, provided that the exceptions in the preceding clause (iv) and this clause
(v) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts or decrease in market price has resulted in, or contributed to, a Ruby Material Adverse Effect (to the extent that such change or effect is not otherwise excluded from the definition of Ruby Material Adverse Effect).

         Any party seeking to claim that a Ruby Material Adverse Effect has occurred or is reasonably likely to occur shall have the burden of proof to establish that fact. In the event that Ruby shall claim or assert that a Ruby Material Adverse Effect shall not have occurred by reason of such Ruby Material Adverse Effect having resulted from any of the matters enumerated in clauses (i) through (vii) of the immediately preceding paragraph, Ruby shall have the burden of proof with respect thereto.

         "Ruby Newco" is defined in the Preamble.

         "Ruby Newco Class A Units" means the class A membership units of Ruby Newco.

         "Ruby Newco Class B Units" means the class B membership units of Ruby Newco.

         "Ruby Newco Operating Agreement" means an amended and restated operating agreement of Ruby Newco substantially in a form to be mutually agreed upon by Ruby and Diamond as promptly as practicable following the date of this Agreement.

         "Ruby Option" is defined in Section 2.2(c).

         "Ruby Recent Filings" is defined in the preamble to Article IV.

         "Ruby SEC Documents" is defined in Section 4.5(a).

         "Ruby Subsidiary" means each Subsidiary of Ruby.

         "Sarbanes Oxley" is defined in Section 3.6(f).

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Special Committee" is defined in Section 5.11(a).

         "Subsidiary" of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which (i) such Person, or its Subsidiary, is the sole general partner or manager, managing or operating member or otherwise controls or has the sole power to direct or manage the business operations of such corporation, partnership, limited liability company, joint venture or other legal entity, or (ii) such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal entity.

         "Superior Acquisition Proposal" is defined in Section 5.3(d)(ii).

         "Superior Proposal Notice" is defined in Section 5.3(c).

         "Surviving Corporation" is defined in the Recitals.

         "Tax" or "Taxes" shall mean any and all taxes, charges, fees, levies and other assessments, including income, gross receipts, excise, property, sales, withholding (including dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the Code), social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, windfall or other profits, capital stock, employment, worker's compensation, unemployment or compensation taxes, fees and charges, including estimated excise, ad valorem, stamp, value added, capital gains, duty or custom taxes, imposed by the United States or any taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis, and similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority or any liability for any of the foregoing items of another Person pursuant to Treasury Regulations Section 1.1502-6 or any similar or analogous provision of applicable Law or otherwise (as transferor or successor, by contract or otherwise).

         "Tax Opinion" is defined in Section 6.3(d).

         "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Termination Date" is defined in Section 7.1(b).

         "Termination Right Date" is defined in Section 7.1(i).

         "Third Party" means any Person or group of Persons (other than Ruby and its Affiliates)

         "Third-Party Intellectual Property Rights" means any rights to Intellectual Property owned by any third party.

         "Transaction" is defined in the Recitals.

         "Transfer and Gains Taxes" is defined in Section 5.6(c).

         "Treasury Regulations" means the United States Treasury regulations promulgated under the Code.

         "Uncertificated Shares" is defined in Section 2.3(a).

         "Unit Consideration" is defined in Section 2.1(a)(ii)(1).

         "Unit Electing Diamond Share" is defined in Section 2.1(a)(ii)(1).

         "Unit Election" is defined in Section 2.1(c)(i).

         "Unit Electing Holder" is defined in Section 2.1(d)(iii).

         "Unit Election Number" is defined in Section 2.1(d)(ii).

         "Unit Proration Factor" is defined in Section 2.1(d)(iv)(1).

         "Unvested Diamond Option" is defined in Section 2.2(b).

         "Unvested Diamond Option Payment" is defined in Section 2.2(b).

         "Vested Diamond Option Payment" is defined in Section 2.2(a).

         "Voting Agreement" is defined in the Recitals.

         "WARN Act" is defined in Section 3.13(e).

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.



                                          NEWS CORPORATION


                                          By: /s/ Lawrence A. Jacobs
                                              ----------------------------------
                                              Name:  Lawrence A. Jacobs
                                              Title: Senior Executive Vice
                                                     President and Group General
                                                     Counsel


                                          RUBY NEWCO LLC


                                          By: /s/ Lawrence A. Jacobs
                                              ----------------------------------
                                              Name:  Lawrence A. Jacobs
                                              Title: Senior Executive Vice
                                                     President and General
                                                     Counsel


                                          DIAMOND MERGER SUB CORPORATION


                                          By: /s/ Lawrence A. Jacobs
                                              ----------------------------------
                                              Name:  Lawrence A. Jacobs
                                              Title: Senior Executive Vice
                                                     President and General
                                                     Counsel


                                          DOW JONES & COMPANY, INC.


                                          By: /s/ Richard F. Zannino
                                              ----------------------------------
                                              Name:  Richard F. Zannino
                                              Title: Chief Executive Officer